    As filed with the Securities and Exchange Commission on August 13, 1997
                                                 Registration No. 333-_________

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          --------------------------

                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          --------------------------

                                  ZYMETX, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

       Delaware                           2835                    73-1444040
(State or Jurisdiction of      (Primary Standard Industrial     (I.R.S. Employer
Incorporation or Organization)  Classification Code Number)   Identification Number)

                        800 RESEARCH PARKWAY, SUITE 100
                         OKLAHOMA CITY, OKLAHOMA 73104
                                 (405) 271-1314
         (Address and Telephone Number of Principal Executive Offices)

           PETER G. LIVINGSTON, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  ZYMETX, INC.
                        800 RESEARCH PARKWAY, SUITE 100
                         OKLAHOMA CITY, OKLAHOMA 73104
                                 (405) 271-1314
           (Name, Address and Telephone Number of Agent for Service)

                          --------------------------

                                   COPIES TO:

         DOUGLAS A. BRANCH, ESQ.                    ROBERT C. BRIGHT, ESQ.
 Phillips McFall McCaffrey McVay & Murrah, P.C.      Bright & Barnes, P.C.
      211 North Robinson, 12th Floor             211 North Robinson, Suite 810
      Oklahoma City, Oklahoma 73102              Oklahoma City, Oklahoma 73102
           (405) 235-4100                               (405) 236-8016

                          --------------------------

       Approximate Date of Commencement of Proposed Sale to the Public:
  As soon as practicable after this Registration Statement becomes effective.

                          --------------------------

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                                    Proposed Maximum  Proposed Maximum
               Title of Each Class of                 Amount to      Offering Price       Aggregate       Amount of
            Securities to be Registered             be Registered    Per Share (1)     Offering Price  Registration Fee
-----------------------------------------------------------------------------------------------------------------------
Common stock, $.001 par value ("Common Stock") (2)    2,645,000          $8.00          $21,160,000     $ 6,413.00
-----------------------------------------------------------------------------------------------------------------------
Underwriters' Warrants (3)                              230,000          $.001          $       230     $     1.00
-----------------------------------------------------------------------------------------------------------------------
Common Stock underlying Underwriters' Warrants          230,000          $9.60          $ 2,208,000     $   670.00
=======================================================================================================================
TOTAL                                                                                   $23,368,230     $ 7,084.00
=======================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) Includes 345,000 shares ("Overallotment Shares") that the Underwriters have the option to purchase to cover overallotments, if any.

(3) The Underwriters' Warrants entitle the Underwriters to purchase common stock equal to 10% of the total number of shares sold pursuant to the Registration Statement, exclusive of any Overallotment Shares.

                          --------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 13, 1997

PROSPECTUS

                                2,300,000 Shares
[LOGO]
                                  ZYMETX, INC.

                                  Common Stock


      All of the shares of common stock, $.001 par value (the "Common Stock"), offered hereby (the "Offering") are being sold by ZymeTx, Inc., a Delaware corporation (the "Company" or "ZymeTx"). Prior to this Offering, there has been no public market for the Company's Common Stock. The Company has applied for listing of the Common Stock on the Nasdaq National Market under the trading symbol "ZMTX." The initial public offering price is expected to be between $6.00 and $8.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

                          ---------------------------

THESE SECURITIES ARE SPECULATIVE IN NATURE, INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" ON PAGE 7.

                          ---------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

======================================================================================================================
                                                          Underwriting Discounts
                               Price to the Public         and Commissions(1)           Proceeds to Company(2)(3)
----------------------------------------------------------------------------------------------------------------------
Per Share                               $                           $                               $
======================================================================================================================
Total(3)                                $                           $                               $
======================================================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated at $__________. See "Use of Proceeds" and "Underwriting."

(3) The Company has granted the Underwriters an option, exercisable within 45 business days from the date of this Prospectus, to purchase up to 345,000 additional shares of Common Stock upon the same terms and conditions as set forth above, solely to cover overallotments, if any. If such overallotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $__________, $__________ and $__________, respectively. See
       "Underwriting."

       The shares of Common Stock being offered by this Prospectus are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters subject to certain other conditions. It is expected that delivery of the shares of Common Stock will be made against payment therefor at the offices of Capital West Securities, Inc., 211 North Robinson, 16th Floor, Oklahoma City, Oklahoma, 73102, on or about ______________, 1997.

CAPITAL WEST SECURITIES, INC.
                          MILLENNIUM FINANCIAL GROUP, INC.
                                                        COMVEST PARTNERS, INC.

           THE DATE OF THIS PROSPECTUS IS __________________, 1997.

       The Company intends to furnish its stockholders with annual reports containing audited financial statements certified by an independent public accounting firm and with quarterly reports for the first three quarters of each year containing unaudited financial information.

                       --------------------------------

       CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE THEIR MARKET PRICE OR PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                       --------------------------------

       IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                       --------------------------------

              [GRAPHIC DEPICTING VIRAZYME THERAPEUTIC TECHNOLOGY]



[CAPTION: Therapeutic applications of the ViraZyme technology involve an inhibitor compound attaching to a target enzyme which prevents the infection cycle.]



               [GRAPHIC DEPICTING VIRAZYME DIAGNOSTIC TECHNOLOGY]




[CAPTION: Diagnostic applications of the ViraZyme technology involve a two-part compound (a substrate) which is split by the target enzyme, causing one part of the compound to generate a blue color visible to the naked eye.]

                               PROSPECTUS SUMMARY

       The following summary is qualified in its entirety by the more detailed information, including Risk Factors and financial statements appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus: (i) reflects a 1-for-4 reverse split of Common Stock effective July 17, 1997; (ii) assumes the automatic conversion of all outstanding shares of the Company's Preferred Stock into shares of Common Stock upon the closing of this Offering; and (iii) assumes that the Underwriter's overallotment option will not be exercised. "ViraZyme," "ViraSTAT" and "ZstatFlu" are trademarks owned by or licensed to the Company. This Memorandum includes trademarks and trade names of companies other than the Company.

                                  The Company

OVERVIEW

       ZymeTx, Inc. (the "Company" or "ZymeTx"), is a development stage biotechnology company engaged in the discovery and development of unique products for the diagnosis and treatment of viruses. The scientific foundation for the Company's plan of operations is based upon the role of enzymes in the process of viral infection. The Company's strategy is: (i) to develop therapeutic and diagnostic products for a broad range of viral diseases; and
(ii) to use revenues from marketing "ZstatFlu," the Company's first diagnostic product, to sustain a comprehensive viral therapeutic research and development program and to continue the Company's diagnostic research and development program.

ZYMETX TECHNOLOGY

       ViraZyme, the Company's core technology, exploits the subtle structural differences and characteristics of enzymes to create viral diagnostic and therapeutic products. The Company's diagnostic technology is a proprietary two-part compound that will split when the compound contacts a specific target site (an enzyme). As a result of this split, one part of the compound becomes visible to the naked eye when collected in the Company's testing device, permitting the user to make a diagnosis regarding the presence of the virus targeted by the test. For proposed therapeutic products, a modified version of the diagnostic compound is used that will bind to a specific enzyme and prevent the enzyme from causing the targeted viral infection.

       The Company's initial viral targets are respiratory infections including influenza A and influenza B, respiratory syncytial virus ("RSV"), parainfluenza and adenovirus, as well as the non-respiratory infections herpes simplex virus ("HSV") and cytomegalovirus ("CMV").

DIAGNOSTIC PROGRAM

       The Company's first diagnostic product is ZstatFlu, a disposable point-of-care ("POC") test that enables physicians to make an influenza diagnosis in one hour with the product's simple color change detection method. Under current viral-detection methods, virus cultures must be sent to a clinical laboratory whose test results are often not available to the physician for several days. Because ZstatFlu requires no significant instrumentation or staff training and provides a rapid diagnosis in the physician's own office, the Company plans to market it directly to physicians. The Company's plan is to launch ZstatFlu for the 1997-98 U.S. influenza season expected to begin in November 1997, and to establish utilization plans with managed care organizations and distributors to physicians.

       The Company completed clinical trials for ZstatFlu in April 1997, and filed a 510(k) premarket notification application ("510(k)") with the Food and Drug Administration ("FDA") on April 24, 1997. Based on the Company's past clinical trials and the data from the clinical trials completed in April 1997, as well as FDA 510(k) clearance for the Company's ViraZyme Culture Screen, a product using the same core technology as ZstatFlu, the Company believes it will receive FDA clearance for ZstatFlu in late August 1997. See "Business - Government Regulation."

       The Company's diagnostic research and development program for fiscal 1998 will emphasize the next generation of ZstatFlu and the development of diagnostic products for other viruses.

THERAPEUTIC PROGRAM

         The Company believes that the ViraZyme technology will provide the basis for the development and delivery of compounds that directly treat a wide range of viral infections. Laboratory work has verified the Company's concept that blocking the targeted enzyme active site with ViraZyme inhibitors can prevent a virus from spreading. The Company is using X-ray crystallography, rational drug design and its proprietary screening methods to select compounds for clinical testing. Due to the high costs associated with the research and development of therapeutic applications of its technology, the Company plans to finance its operations in collaboration with large corporate partners or, if relationships with corporate partners are not secured, the Company will be required to seek additional equity or debt capital to continue these activities. See "Business - Sales and Marketing" and "Business - Therapeutic Research Program."

MARKET OPPORTUNITY

         The Company believes that both POC viral diagnosis and viral therapeutic intervention represent attractive market opportunities. There are over 200 million clinically significant viral infections per year in the U.S. alone. These infections are the single most common reason why patients visit primary care physicians. However, because very few POC products exist, physicians often cannot make a timely diagnosis of a virus. Even with a correct diagnosis, there is currently little that can be done to therapeutically intervene in the rapid spread of a virus in an infected individual. Of the approximately 17,000 FDA-approved drugs in the U.S. in 1997, only 20 were identified by the Company as antivirals.

          Due to both the lack of rapid diagnosis as well as the few current therapeutic alternatives, doctors routinely prescribe antibiotics which may be effective for treating bacterial infections, but have no effect on viral infections. This unnecessary prescription of antibiotics has contributed to a major unintended healthcare problem: the rapid growth in drug-resistant bacteria. According to Science (1992), by 1992 almost all common pathogenic bacterial species had developed significant drug resistance. Thus, patients now require stronger -- and more expensive -- antibiotics and longer hospital stays for bacterial diseases ranging from strep throat to pneumonia. The estimated cost to the U.S. healthcare system of antibiotic-resistant organisms exceeds $30 billion. The Company believes that products using ViraZyme technology will contribute to the reduction of the over-prescription of antibiotics which is a factor in bacteria becoming drug resistant and will be marketable to healthcare professionals and the managed care industry in part based on the potential economic benefits of such a reduction. See "Business - Sales and Marketing."

RECENT DEVELOPMENTS

         On August 7, 1997, the Company completed a private placement (the
"1997 Private Placement") of 1,437,500 shares of Series C Convertible Preferred Stock (the "Series C Preferred"), at a price of $4.00 per share, resulting in net proceeds to the Company of approximately $4.9 million. All outstanding shares of Series C Preferred, as well as all outstanding shares of Series A Convertible Preferred Stock, $.001 par value (the "Series A Preferred"), and Series B Redeemable Convertible Preferred Stock, $.001 par value (the "Series B Preferred"), will convert automatically upon closing of this Offering into an aggregate of 3,056,094 shares of Common Stock. Unless otherwise indicated the information in this Prospectus assumes that such conversion occurred prior to this Offering and that the shares of Common Stock issuable upon conversion of the Series A Preferred, Series B Preferred and Series C Preferred were outstanding prior to this Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Pro Forma Balance Sheet."

EXECUTIVE OFFICES

         The Company was organized in the State of Delaware in 1994. Its address is 800 Research Parkway, Suite 100, Oklahoma City, Oklahoma 73104, and its telephone number is (405) 271-1314. The Company's website is www.zymetx.com.

                                  THE OFFERING

Common Stock Offered..................   2,300,000 shares

Common Stock Outstanding:

    Prior to the Offering (1) ........   3,975,662

    After the Offering (1)............   6,275,662

Use of Proceeds.......................   Viral therapeutic and diagnostic
                                         research; development, production and
                                         marketing of ZstatFlu for the
                                         1998-1999 influenza season; and
                                         working capital and other general
                                         corporate purposes. See "Use of
                                         Proceeds."

Risk Factors..........................   The securities offered hereby involve
                                         a high degree of risk, including risk
                                         of timely and successful marketing of
                                         ZstatFlu, development of other Company
                                         therapeutic and diagnostic products,
                                         dependence on suppliers and third
                                         party manufacturers, government
                                         regulation, competition and the risks
                                         of development stage companies in
                                         general. See "Risk Factors."

Proposed Nasdaq National
     Market Symbol....................   ZMTX



---------------------

(1) Does not include (i) shares of Common Stock issuable upon exercise of the Underwriters' Warrants to be issued in connection with the sale of shares of Common Stock in this Offering; (ii) 565,847 shares of Common Stock issuable upon exercise of outstanding warrants; and (iii) 618,750 shares of Common Stock reserved for issuance under the Company's stock option plans, of which 450,000 shares are subject to outstanding options. See "Underwriting" and "Management - Stock Option Plans."

                     SUMMARY - FINANCIAL AND OPERATING DATA

    The following table sets forth selected historical financial information of the Company for the years ended June 30, 1995 and 1996 and for the nine months ended March 31, 1996 and 1997, appearing elsewhere in this Prospectus. The following financial information should be read in conjunction with such financial statements including the notes thereto and the Pro Forma Balance Sheet included elsewhere herein. Also see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                         Years ended June 30,       Nine Months Ended March 31,
                                      --------------------------    --------------------------
                                         1995(1)        1996           1996           1997
                                      -----------    -----------    -----------    -----------
STATEMENT OF INCOME DATA
Total revenues                        $     9,197    $     7,756    $     6,660    $     8,372

Operating expenses
   Research and development                10,441        268,731        132,984        737,481
   Cost of sales                             --             --             --            2,200
   Acquired technology and patent
     costs from OMRF                         --             --             --          958,505
   General and administrative                 757         98,911         40,387        298,526
   Depreciation and amortization             --              426            320         20,054
                                      -----------    -----------    -----------    -----------
Total operating expenses                   11,198        368,068        173,691      2,016,766
                                      -----------    -----------    -----------    -----------
Loss from operations                       (2,001)      (360,312)      (167,031)    (2,008,394)

Total other income (expense)               (2,969)        (9,338)        (3,476)        30,289
                                      -----------    -----------    -----------    -----------
Net loss                              $    (4,970)   $  (369,650)   $  (170,507)   $(1,978,105)
                                      ===========    ===========    ===========    ===========

Net loss applicable to common stock   $    (4,970)   $  (369,650)   $  (170,507)   $(1,984,372)
                                      ===========    ===========    ===========    ===========

Net loss per common share
  and common equivalent share         $      --      $      (.27)   $      (.12)   $     (1.44)
                                      ===========    ===========    ===========    ===========



Weighted average common and  common
  equivalent shares outstanding         1,374,334      1,374,334      1,374,334      1,374,827
                                      ===========    ===========    ===========    ===========

Supplemental net loss per
  common and common
  equivalent share                                   $      (.12)                  $      (.66)
                                                     ===========                   ===========
Supplemental weighted average
  common and common equivalent shares                  2,992,928                     2,993,421
                                                     ===========                   ===========

                                                                    MARCH 31, 1997
                                                    --------------------------------------------
                                                                            PRO FORMA
                                                                   -----------------------------
                                                                   AS ADJUSTED
                                                                   FOR THE 1997
                                                                      PRIVATE      AS ADJUSTED FOR
BALANCE SHEET DATA                                     ACTUAL      PLACEMENT (2)   THE OFFERING (3)
                                                    ------------   -------------    ------------
 Cash, cash equivalents and investment securities
    available for sale                              $  2,247,939    $  7,172,939    $ 21,172,939
 Total assets                                          2,780,488       7,705,488      21,705,488
 Long-term obligations and redeemable
    preferred stock                                      407,483         407,483         282,483
 Deficit accumulated during development stage         (2,352,725)     (2,352,725)     (2,352,725)
 Total stockholders' equity                            2,064,711       6,989,711      21,114,711

--------------------

(1) The Company was formed February 24, 1994 but had no operations prior to fiscal 1995.

(2) Pro forma as adjusted for the 1997 Private Placement gives effect to the estimated proceeds of $4,925,000, net of offering costs.

(3) Pro forma as adjusted for the Offering gives effect to the 1997 Private Placement as discussed in (2) above and the sale by the Company of the Common Stock offered hereby at $7.00 per share (the mid-point of the range set forth on the cover of this Prospectus) for estimated proceeds, net of Offering costs, of $14,000,000.

                                  RISK FACTORS

       An investment in the Company involves a high degree of risk. In addition to the other information contained in this Prospectus, each prospective investor should carefully consider the following risk factors in evaluating an investment in the shares of Common Stock offered hereby before making an investment decision.

       HISTORY OF OPERATING LOSSES; NO ASSURANCE OF FUTURE PROFITABILITY. To date the Company has not generated significant revenues, and has had no historical manufacturing or marketing activities. For the nine months ended March 31, 1997, the Company had a net loss of $2.0 million, and a deficit accumulated during the development stage of $2.4 million. The Company's future financial performance and its ability to achieve meaningful near-term revenues are heavily dependent on the timely introduction of ZstatFlu during the 1997-98 influenza season, which in the U.S. ordinarily commences in November each year. Although the Company has developed a plan to market ZstatFlu in Europe if the U.S. market is not timely met, there can be no assurance that the Company will be successful in launching the product in Europe. The Company's manufacturing and marketing costs related to the launch of ZstatFlu in fiscal 1998 and the development of its other proposed therapeutic and diagnostic products will require a substantial increase in expenditures. Because the Company's ZstatFlu product has no history of sales, there can be no assurance that the Company will be able to manufacture, market and sell ZstatFlu at a profitable level. See "- Reliance on Distributors" and "- Uncertain Availability of Healthcare Reimbursement."

       NO ASSURANCE OF SUCCESSFUL OR TIMELY DEVELOPMENT OF THE COMPANY'S THERAPEUTIC OR OTHER DIAGNOSTIC PRODUCTS. The Company's business strategy involves the discovery and development of products other than ZstatFlu, particularly therapeutic products. These products are in early stages of research and development and further research, development and extensive testing will be required to determine their technical feasibility and commercial viability. Until the development process for these products is complete, there can be no assurance that such products will perform in the manner anticipated by the Company, be commercially viable or even if commercially viable, that such products will receive FDA clearance. The Company's success will depend on its ability to achieve scientific and technological advances and to translate such advances into reliable, commercially competitive products on a timely basis. The Company may experience delays in the commercial introduction of these products, and such delays could be significant. The proposed development schedules for the Company's other diagnostic and therapeutic products may be affected by a variety of factors, many of which will not be within the control of the Company, including technological difficulties, proprietary technology of others, possible changes in government regulation and the availability of funding sources. Any delay in the development, introduction and marketing of the Company's products could result either in such products being marketed at a time when their cost and performance characteristics would not be competitive in the marketplace or in the shortening of their commercial lives. In light of the foregoing factors, the long-term nature of the development of certain of the Company's products, and the other factors described elsewhere in "Risk Factors," there can be no assurance that the Company will be able to complete or successfully market any of these products.

       RELIANCE ON DISTRIBUTORS. The Company does not currently have a sales force for the marketing of ZstatFlu or any other products of the Company. As a result, the Company must establish marketing agreements with distributors to distribute ZstatFlu units in time for the 1997-98 influenza season. It is unlikely that distributors will enter into distribution agreements prior to FDA 510(k) clearance of ZstatFlu. If such clearance is ultimately granted by the FDA, the Company will have a short period of time within which to enter into distribution agreements and actually begin distributing ZstatFlu units. Any delays in establishing efficient distribution of ZstatFlu units could have a material adverse effect on the Company. See "Business - Sales and Marketing."

       NO MANUFACTURING CAPABILITY; RELIANCE ON THIRD-PARTY MANUFACTURERS. The Company has limited experience in product manufacturing and currently has no facility capable of manufacturing products on the scale necessary for adequate market penetration. Because the Company does not currently have a manufacturing facility, the Company has contracted with Diagnostic Chemicals, Ltd. ("DCL") to produce finished units of ZstatFlu to achieve the level of production necessary for commercialization of ZstatFlu. There can be no assurance that ZstatFlu will be manufactured at a cost or in quantities that meet the Company's needs and requirements. Production of ZstatFlu must commence in September 1997 and any delay in establishing manufacturing arrangements or delays by the vendor in delivering finished products in time for the 1997-98 influenza season could have a material adverse effect on the Company.

       Although the Company expects that certain of its therapeutic and diagnostic products under development will share certain production attributes with existing products, production of such products may require the development of new manufacturing technologies and expertise. There can be no assurance that such products can be manufactured by the Company or by any other party at a cost or in quantities to make such products commercially viable. If the Company is unable to develop or contract for manufacturing capabilities on acceptable terms for its products under development, the Company's ability to conduct preclinical and clinical testing will be adversely affected, resulting in the delay of submission of products for regulatory clearance or approval and initiation of new development programs, which would have a material adverse effect on the Company's business, financial condition and results of operations.

       The Company intends to establish its own manufacturing facilities to allow for high volume production of the chemical compounds contained in ZstatFlu and other diagnostic and therapeutic products currently under development, when and if such products are successfully developed. There can be no assurance that those facilities will be established, that quality control problems will not arise as the Company attempts to scale-up its manufacturing or that such manufacturing capability can be achieved in a timely manner or at a commercially reasonable cost, if at all.

       CAPITAL NEEDS. The capital requirements for the Company's research and development program beyond fiscal 1999 will be substantial, and the Company will require additional financing to satisfy these requirements. There is no assurance that the Company will obtain such financing on terms satisfactory to it, or at all. With respect to therapeutic research and development requirements, the Company will continue to actively seek research and development contracts with corporate partners; however, no assurance can be given that such contracts will be entered into or, if entered into, that significant funding from such agreements will be obtained. Accordingly, the Company may be required to fund its research and development activities primarily from its existing capital resources and from additional equity and debt financing. No assurance can be made that any of these sources will be sufficient to fully fund the development of other commercially feasible viral therapeutic products in the event the Company is unable to affiliate with a corporate partner. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

       LIMITED SOURCES OF SUPPLY OF RAW MATERIALS. The Company requires certain raw materials for ZstatFlu, and while the Company has secured sufficient quantities of such raw materials for the 1997-98 influenza season, the sources of supply of such raw materials are limited. Although the Company believes that alternative sources for such raw materials are available, any interruption in this supply could have a material adverse effect on the Company's ability to manufacture ZstatFlu. In addition, an uncorrected impurity or supplier's variation in a raw material, either unknown to the Company or incompatible with the manufacturing process, could have a material adverse effect on the Company's or a third party's ability to manufacture products or, if manufactured, on the quality of the product manufactured. The Company currently has under development products other than ZstatFlu which, if developed, may require the Company to enter into such additional supplier arrangements. There can be no assurance that the Company will be able to enter into additional supplier arrangements on commercially reasonable terms, if at all. Failure to obtain a supplier to manufacture its future products, if any, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business - Manufacturing Arrangements; Sources of Raw Materials."

       LIMITATIONS ON PROTECTION OF INTELLECTUAL PROPERTY. The Company's success will depend, in part, on its ability to obtain patents and license patent rights, to maintain trade secret protection and to operate without infringing on the rights of other patent holders. All patents covering the Company's current technology have been licensed to the Company under an exclusive and perpetual license (the "OMRF License") from Oklahoma Medical Research Foundation ("OMRF"). See "Business - Intellectual Property." The patent position of biotechnology firms for such types of patents generally is highly uncertain and involves complex legal and factual issues. Certain competitors of the Company may have filed applications for or have been issued patents and may obtain additional patents and other proprietary rights relating to virus substrates, chromogens, inhibitors or processes competitive with those of the Company. The ultimate scope and validity of such patents are presently unknown. If existing or future patents obtained by competitors are upheld as valid by the courts, the Company may be required to obtain licenses from such competitors. The extent to which such licenses will be available to the Company, and the costs thereof, cannot currently be determined.

       The Company intends to rely heavily on its continuing technological innovation and the expertise of its employees to achieve and maintain a technological advantage over its competitors. No assurance can be given, however, that competitors will not independently develop technologies similar or superior to the Company's technology. In addition, although the Company requires that all of its employees and any third parties granted access to the Company's proprietary technology enter into confidentiality agreements, there can be no assurance that the confidentiality agreements will be honored. Further, disputes may arise between the Company and its consultants, licensors and future corporate partners with respect to the ownership of proprietary technology developed under consulting, licensing or research and development agreements. See "Business - Intellectual Property."

       GOVERNMENT REGULATION. Regulation by Federal, state, local and foreign governmental authorities of the Company's research and development activities, as well as the use and sale of the Company's products at such time as they are commercially viable, is currently, and is expected to remain, significant.

       The introduction of the Company's products are governed by strict FDA rules and regulations. The Company's diagnostic products are governed by an FDA 510(k) application requiring a clinical trial that compares the Company's products to a certain standard or to a prior cleared methodology. In light of the limited regulatory experience with enzyme based diagnostic and therapeutic products, there can be no assurance that the Company can successfully complete such clinical trials or meet the FDA requirements. Nor can there be any assurance that the FDA will not require longer, more costly protocols than required under the 510(k) procedure. If the Company cannot successfully complete a clinical trial or is required to significantly expand its clearance protocols, the amount of capital required to enable the Company to establish a self-sustaining level of cash flow will increase dramatically.

       The testing, manufacturing, labeling, distribution, marketing and advertising of therapeutic products are subject to extensive regulation by governmental regulatory authorities in the U.S. and other countries. The FDA and comparable agencies in foreign countries impose substantial requirements on the introduction of new pharmaceutical products through lengthy and detailed clinical testing procedures and other costly and time-consuming compliance procedures. The Company's therapeutic compounds will require substantial clinical trials and FDA review as new drugs and such products are in the discovery stage of development, requiring significant further research, development, clinical testing and regulatory clearances. None of the Company's proposed therapeutic products has been tested in humans, nor has the Company filed an Investigational New Drug Application ("IND") with the FDA. The Company cannot predict with certainty when it might submit its therapeutic products currently under development for regulatory review. Once the Company submits its potential therapeutic products for review, there can be no assurance that FDA or other regulatory approvals for any such products developed by the Company will be granted on a timely basis or at all. Due to the extended testing and regulatory review process required for therapeutic products before marketing clearance can be obtained, the Company does not expect to be able to commercialize any therapeutic drug for at least several years, either directly or through any potential corporate partners or licensees. A delay in obtaining or failure to obtain such approvals could have a material adverse effect on the Company's business and results of operations.

       Failure to comply with regulatory requirements could subject the Company to regulatory or judicial enforcement actions, including, but not limited to, product recalls or seizures, injunctions, civil penalties, criminal prosecution, refusals to approve new products and withdrawal of existing approvals, as well as potentially enhanced product liability exposure. Sales of the Company's products outside the U.S. will be subject to regulatory requirements governing clinical trials and marketing approval. These requirements vary widely from country to country and could delay introduction of the Company's products in those countries. See "Business - Government Regulation."

       Assuming FDA clearance is obtained, the Company will be subject to Good Manufacturing Practices ("GMP") regulations promulgated by the FDA. The FDA will also inspect the Company's manufacturing facilities and the facilities of its third-party manufacturers on a routine basis for regulatory compliance with its GMP regulations. Although the Company's employees have experience with GMP protocols, there can be no assurance that the Company or its third party manufacturers can satisfy these requirements. The Company would not be allowed to manufacture its approved or cleared products in the event such GMP protocols could not be met.

       The marketability of the Company's diagnostic products may also be affected by certain state and Federal legislation covering the use of diagnostic tests in physician offices, including the Clinical Laboratory Improvement Act of 1988 ("CLIA") which requires physicians' offices conducting tests which require sophisticated instruments or specially trained personnel to be certified or licensed under CLIA. Although the Company believes that while CLIA regulations apply, it does not believe such regulations will restrict the use of the Company's diagnostic products in its target markets; however, there can be no assurance that this will be true and such restriction could severely limit the marketability of the Company's planned products. See "Business - Government Regulation."

       The Company may also be subject to the Environmental Protection Act, the Occupational Safety and Health Act and other present and future Federal, state and local regulations.

       MANAGEMENT OF GROWTH AND INCREASING PRODUCTION REQUIREMENTS. The Company's success will depend on its ability to expand and manage its operations and facilities. Most of the Company's officers and employees have been with the Company for only a short period of time. There can be no assurance that the Company will be able to manage its growth, meet the staffing requirements of manufacturing scale-up or for current or additional collaborative relationships or successfully assimilate and train its new employees. In addition, to manage its growth effectively, the Company will be required to expand its management base and enhance its operating and financial systems. If the Company continues to grow, there can be no assurance that the management skills and systems currently in place will be adequate or that the Company will be able to manage any additional growth effectively. Failure to achieve any of these goals could have a material adverse effect on the Company's business, financial condition or results of operations.

       UNCERTAIN AVAILABILITY OF HEALTHCARE REIMBURSEMENT. The Company's ability to successfully commercialize its products under development will depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from Medicare, Medicaid or other third-party payors, including private insurance companies. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. There can be no assurance that adequate third-party insurance coverage will be available for the Company to establish and maintain price levels sufficient for realization of an appropriate return on its investment in developing new diagnostic products and therapies. Government and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new diagnostic and therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third party payors for uses of the Company's products, the inability of the Company to generate sufficient revenues and earnings could have a material adverse effect on the Company.

       PRODUCT LIABILITY AND INSURANCE. The testing, marketing and sale of therapeutic products and, to a lesser degree, diagnostic products, entails an inherent risk of adverse effects and/or medical complications to patients and, as a result, product liability claims may be asserted against the Company. A product liability claim or product recall could have a material adverse effect on the Company. The Company does not currently carry product liability insurance, but has applied for limited product liability insurance in the aggregate amount of $10.0 million for products in human clinical testing and for products that the Company markets. In each case, there can be no assurance that the Company will be able to obtain such insurance, or that liability will not exceed the insured amount. In the event of a successful suit against the Company, insufficient insurance or lack of insurance would have a material adverse effect on the Company.

       RECENT ISSUANCES OF STOCK AND WARRANTS AT BELOW THE PUBLIC OFFERING PRICE. Since May 1996, the Company has (i) issued 750,000 shares of Common Stock at a purchase price of $.04 per share; (ii) in the 1996 Private Placement issued the equivalent of 1,579,531 shares of Common Stock at $3.20 per share; (iii) issued to OMRF in connection with the OMRF License the equivalent of 165,131 shares of Common Stock at $.76 per share; and (iv) in the 1997 Private Placement, issued the equivalent of 1,437,500 shares of Common Stock at $4.00 per share. In addition, the Company has outstanding warrants to purchase 565,847 shares of Common Stock at a weighted average exercise price of $3.50 per share.

       ANTI-TAKEOVER PROVISIONS. Certain provisions of the Delaware General Corporation Law (the "Delaware Act") may delay, discourage or prevent a change in control of the Company. Such provisions may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price and the voting and other rights of the holders of Common Stock. In addition, the Board of Directors has the authority without action by the Company's stockholders to fix the rights, privileges and preferences of and to issue shares of the Company's Preferred Stock which may have the effect of delaying, deterring or preventing a change in control of the Company. See "Description of Securities."

       In addition to the authorization of Preferred Stock, the Company's Certificate of Incorporation and Bylaws include several provisions which may have the effect of inhibiting a change of control of the Company. These include the division of the Board of Directors into three classes serving staggered three-year terms which could delay or prevent stockholders from effecting a change of control of the Company, prohibiting stockholder action by written consent unless such action has been approved by the Board of Directors and advance notice requirements for stockholder proposals and director nominations. These provisions may make it more difficult to change control of the Company or replace incumbent management.

       UNCERTAINTIES RELATING TO CLINICAL TRIALS. The Company must demonstrate through preclinical studies and clinical trials that its proposed therapeutic products are safe and effective for use in each target indication before the Company can obtain regulatory approvals for the commercial sale of those products. These studies and trials may be very costly and time-consuming.

       The rate of completion of clinical trials for either diagnostic or therapeutic products is dependent upon, among other factors, the rate of enrollment of patients. Enrollment may be impacted by the acute nature and the seasonality of certain of the Company's disease targets and the impossibility of anticipating the geographic locations of disease out-breaks. Failure to enroll an adequate number of clinical patients during the appropriate season could cause significant delays and increased costs. Such delays and increased costs could have a material adverse effect on the Company's product development programs. Furthermore, there can be no assurance that if the Company's clinical trials are completed, the Company will be able to submit the required FDA notices or applications as scheduled or that any such application will be approved or cleared by the FDA in a timely manner, if at all.

       The cost to the Company of conducting human clinical trials for any potential product can vary dramatically based on a number of factors, including whether the product is a diagnostic or therapeutic product, the order and timing of clinical indications pursued and the extent of development and financial support, if any, from corporate partners. The Company may have difficulty obtaining sufficient patient populations, clinicians or support to conduct its clinical trials as planned and may have to expend substantial additional funds to obtain access to such resources, or delay or modify its plans significantly.

       While the Company designs and manages its preclinical studies and clinical trials, the Company may also engage contract research organizations to perform certain aspects of such preclinical studies and clinical trials. As a result, the Company depends on such contract research organizations to assist in the completion of its studies and trials.

       NO ASSURANCE OF MARKET ACCEPTANCE. There can be no assurance that the Company's potential products, if approved or cleared by the FDA and other regulatory authorities, will achieve market acceptance. The degree of market acceptance will depend upon a number of factors, including the receipt and timing of regulatory approvals or clearance, the availability of third-party reimbursement and the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of the Company's products and their advantages over existing technologies and therapeutics. There can be no assurance that the Company will be able to manufacture and successfully market its potential products even if they perform successfully in clinical trials. Furthermore, there can be no assurance that physicians or the medical community in general will accept and utilize any products that may be developed by the Company.

       DEPENDENCE ON CORPORATE COLLABORATIONS FOR THERAPEUTIC PRODUCTS. The Company's strategy for the research, development and commercialization of its potential therapeutic products may require the Company to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others. The Company may, therefore, be dependent upon the subsequent success of these third parties in performing their responsibilities. There can be no assurance that the Company will be able to enter into collaborative, license or other arrangements that the Company deems necessary or appropriate to develop and commercialize its potential therapeutic products, or that any or all of the contemplated benefits from such collaborative, license or other arrangements will be realized. Collaborative, license or other arrangements that the Company may enter into in the future may place responsibility on the Company's collaborative partners for preclinical testing and human clinical trials and for the preparation and submission of applications for regulatory approval for potential therapeutic products. Other collaborations may place responsibility on partners for marketing, sales and distribution support for product commercialization. Should any collaborative partner fail to develop or successfully commercialize any potential therapeutic products to which it has rights, the Company's business may be materially adversely affected. Moreover, these arrangements may require the Company to transfer certain material rights to such corporate partners, licensees and others. In the event that the Company decides to license or sublicense certain of its commercial rights, there can be no assurance that such arrangements will not result in reduced product revenue to the Company. There can be no assurance that any revenues or profits will be derived from the Company's future collaborative and other arrangements or that the Company will enter into any future collaborations. Furthermore, there can be no assurance that future collaborators will not pursue alternative technologies or therapies either on their own or in collaboration with others, including the Company's competitors, as a means for developing therapeutics sought to be addressed by the Company's programs.

       DEPENDENCE ON KEY PERSONNEL. The Company is dependent on the efforts of certain of its officers and scientists. These persons include Peter G. Livingston, President and Chief Executive Officer, Craig D. Shimasaki, Ph.D., Vice President of Research, Gary W. Pedersen, Vice President of Marketing and Sales, Charles E. Seeney, Vice President of Operations and Strategic Development, and G. Carl Gibson, Controller and Treasurer. The loss of any one of such persons could materially and adversely affect the Company's business. Also, the Company's success will depend on its ability to continue to attract and retain highly capable scientific and management personnel. Currently, other than Mr. Livingston and Dr. Shimasaki, no officer or other employee has an employment agreement with the Company; however, they are subject to covenants not to compete and are currently bound by confidentiality agreements and invention assignment agreements. Although to date the Company has been able to hire and retain qualified personnel, there can be no assurance that it will be successful in recruiting or retaining such personnel in the future. See "Management."

       TECHNOLOGY AND COMPETITION. The viral diagnostic and therapeutic field is rapidly evolving, and the pace of technological advancement is expected to continue. Rapid technological development may result in the Company's products becoming obsolete before the Company recoups a significant portion of related research, development and commercialization expenses. Technological competition from other specialized biomedical companies, as well as from major medical products companies, universities and research institutions, is expected to increase. Many of these competitors and potential competitors such as Glaxo Wellcome plc ("Glaxo Wellcome") and F. Hoffman-La Roche Ltd. ("Roche"), which are directly competing with the Company in the development of anti-influenza therapeutic products, and Quidel Corp. ("Quidel") and Biostar Inc. ("Biostar"), which are directly competing with the Company for diagnostic products, have substantially greater capital resources, research and development capabilities and marketing resources than the Company. See "Business - Competition."

       DIVIDENDS NOT LIKELY. The Company makes no assurances that its proposed operations will result in sufficient revenues to enable profitable operations or to generate positive cash flow. For the foreseeable future, the Company anticipates that it will use any funds available to finance the growth of the Company and that it will not pay cash dividends to stockholders. See "Dividend Policy."

       SUBSTANTIAL DILUTION. The offering price of Common Stock is substantially in excess of book value. On the basis of an assumed offering price of $7.00 per share (the mid-point in the range set forth on the cover of this Prospectus), this Offering involves an immediate dilution of approximately $3.65 per share of Common Stock (approximately 52.1% of the offering price per share) between the offering price per share and the net tangible book value per share of the Common Stock immediately after the completion of this Offering. See "Dilution."

       BENEFITS OF THE OFFERING TO CURRENT STOCKHOLDERS. The Company's current stockholders will benefit from the Offering, principally through the creation of a public market for the Common Stock and the potential unrealized gains in the value of the Common Stock held by them. Based upon the difference between the initial public offering price of $7.00 per share (the mid-point in the range set forth on the cover of this Prospectus) and the average price per share, before deduction of offering costs, of $2.75 paid by such current stockholders, the current stockholders will have potential unrealized gains of $4.25 per share, or an aggregate of approximately $16.9 million.

       LIMITED UNDERWRITING EXPERIENCE. Capital West Securities, Inc., one of the Underwriters, was first registered as a broker-dealer in May 1995 and has participated in only seven public equity offerings as an underwriter, acting as a manager or co-manager in four of those offerings. Prospective purchasers of the securities offered hereby should consider this limited experience in evaluating this Offering. See "Underwriting."

       ABSENCE OF PRIOR PUBLIC MARKET. Prior to the Offering, there has been no public market for the Company's Common Stock. The Company has applied for listing of the Common Stock on the Nasdaq National Market, although there can be no assurance, that an active public market will develop. The initial public offering price was determined solely through negotiations among the Company and representatives of the Underwriters based on several factors, and may not be indicative of the market price for the Common Stock after the completion of the Offering. Among the factors considered in such negotiations were prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company and the present state of the Company's development. See "Underwriting."

       POSSIBLE VOLATILITY OF STOCK PRICES; SEASONALITY. The trading price of the Company's Common Stock could be subject to fluctuations in response to quarterly variations in results of operations, the progress of clinical trials relating to the Company's products, variations in the Company's anticipated or actual results of operations, announcements of new products or technological innovations by the Company or its competitors, FDA and foreign regulatory actions, developments with respect to patent and proprietary rights, changes in healthcare policy in the U.S. and foreign countries, the pharmaceutical industry in general, changes in financial estimates by securities analysts and other events or factors. See "Business." Recent history relating to the market prices of emerging growth companies indicates that the market price of the Company's Common Stock following the Offering may be highly volatile. At various times, the stock market has experienced volatility that has particularly affected the market prices for stock of particular industry groups, such as biotechnology companies, often without regard to a particular company's operating results. In the past, following periods of volatility in the market price of a company's stock, securities class action lawsuits have been filed against the publicly-held company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business and results of operations. Any adverse determination in such litigation could also subject the Company to significant liabilities.

       So long as the Company's product line is primarily in the influenza diagnostic and therapeutic market, the Company's revenues will be seasonal, concurrent with the times of the year in which influenza is active. Consequently, the Company expects that revenues will be concentrated in the second and third quarters of each fiscal year. This seasonal effect could have negative effects on the trading price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

       SHARES ELIGIBLE FOR FUTURE SALE. Future sales of shares of Common Stock by the Company or its existing stockholders, or the perception that such sales may occur, could adversely affect the market price of the Common Stock. Upon completion of the Offering, 6,275,662 shares of Common Stock will be outstanding (6,620,662 shares outstanding assuming exercise of the Underwriters' overallotment option in full). Additionally, the Company may in the future issue significant amounts of Common and/or Preferred Stock to finance its research, development, manufacturing and marketing activities. Of the outstanding shares, the 2,300,000 shares (2,645,000 shares assuming the Underwriters' overallotment option is exercised in full) sold in the Offering, and 11,869 shares held by existing stockholders who are not, as of the date of this Prospectus, "affiliates" of the Company, will be tradeable without restriction. In addition, 3,932,162 shares of Common Stock to be outstanding after the Offering are "restricted securities" (the "Restricted Shares") within the meaning of Rule 144 under the Securities Act and may not be publicly resold, except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, including that provided by Rule 144 promulgated under the Securities Act.

       Stockholders who collectively hold 2,077,968 Restricted Shares (the "13-Month Lock-up Shares"), or approximately 33.1%, of the outstanding shares of Common Stock after the Offering, have agreed not to offer, sell or otherwise dispose of any of the 13-Month Lock-up Shares for a period of 13 months after the date of this Prospectus without the prior written consent of the Underwriters. Of the 13-Month Lock-up Shares, upon expiration of the 13-month lockup period, 1,437,500 shares will be eligible for immediate resale, subject, in certain cases, to certain volume, timing and other requirements of Rule 144 promulgated under the Securities Act, and 640,468 shares will be tradeable without restriction unless held by "affiliates" of the Company. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock. See "Shares Eligible for Future Sale" and "Underwriting."

       In addition to the 13-Month Lock-up Shares, stockholders holding 864,065 Restricted Shares (the "24-Month Lock-up Shares"), or approximately 13.8% of the outstanding shares of Common Stock after the Offering, have agreed not to offer, sell or otherwise dispose of any 24-Month Lock-up Shares for a period of 24 months after the date of this Prospectus without the prior written consent of the Underwriters.

       Upon the expiration of each of the 13-month lock-up period and the 24-month lock-up period, the Company has agreed to file a registration statement with the SEC to permit the holders of the 13-Month Lock-up Shares and the 24-Month Lock-up Shares who have registration rights to resell their respective shares without restriction.

       Stockholders who collectively hold 837,500 Restricted Shares are not subject to any lock-up agreement and pursuant to a Registration Rights Agreement with the Company are entitled to have their shares registered six months after the close of the Offering.

       In addition to the outstanding shares of Common Stock, there are 565,847 shares subject to outstanding warrants at a weighted average exercise price of $3.50 per share. There are also 618,750 shares of Common Stock reserved for issuance under the Company's stock option plans, and 450,000 shares are subject to outstanding options at a weighted average exercise price of $1.11 per share. Although these warrants and options are also subject to the 13-month or 24-month lock-up periods, registration statements are expected to be filed to permit the resale of shares issuable upon exercise and, to the extent such warrants or options have been exercised prior to the expiration of the lock-up period, the resale of the shares acquired upon exercise could adversely affect the prevailing market price of the Common Stock.

       CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION. Certain statements contained in this Prospectus, such as those concerning the Company's business strategy, products and revenues, capital requirements, governmental regulation and other statements regarding matters that are not historical facts, are forward-looking statements (as such term is defined in the Securities Act). Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed herein under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." The Company undertakes no obligation to publicly release the results of any revision of those forward-looking statements that may be made to reflect events and circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

       The net proceeds to the Company from the sale of the 2,300,000 shares being offered hereby are estimated to be approximately $14.0 million (approximately $16.1 million if the Underwriters' over-allotment option is exercised in full), assuming an initial offering price of $7.00 per share (the mid-point in the range set forth on the cover of this Prospectus) and after deducting the estimated underwriting discounts and commissions and offering expenses. The Company expects to use the net proceeds (assuming no exercise of the Underwriters' over-allotment option) in fiscal 1999 approximately as follows:

                                                     APPROXIMATE   APPROXIMATE PERCENTAGE
                               USE                  DOLLAR AMOUNT    OF NET PROCEEDS
                               ---                  -------------    ---------------
Inventory production costs .......................   $ 8,000,000              57.1%

Research and development of therapeutic products .     3,500,000              25.0%

Working capital and general corporate purposes ...     1,500,000              10.7%

Marketing expenses ...............................     1,000,000               7.2%
                                                     -----------       -----------

Total ............................................   $14,000,000             100.0%
                                                     ===========       ===========

       The cost, timing and amount of funds required for the foregoing uses of proceeds by the Company will be based on the amount of sales of ZstatFlu in the 1997-98 influenza season, the anticipated inventory needs for fiscal 1999, and the results of the Company's research and development programs. The amounts actually expended on any particular project may vary significantly from the Company's current plans, particularly given the lack of sales history and the uncertainty of the Company's research and development progress.

       Inventory production costs represent the amount of such costs not covered by the Company's existing working capital or projected available working capital. Such costs also include expenditures for opening a manufacturing facility which are not financed through bank or other debt sources.


       Included within the expenditures for research and development for therapeutic products, as identified in the table, is the purchase of equipment relating to research and development.

       Where appropriate, proceeds of this Offering also may be used to acquire products or technologies that complement the Company's business, although there are no present understandings, agreements or commitments with respect to any such acquisitions.

       Any remaining net proceeds are to be used for working capital and other general corporate purposes. Pending application of the proceeds described above, the net proceeds of the Offering will be invested in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

       The Company makes no assurance that its proposed operations will result in sufficient revenues to enable profitable operations or to generate positive cash flow. For the foreseeable future, the Company anticipates that it will use any funds available to finance the growth of the Company and that it will not pay cash dividends to stockholders.

                                   DILUTION


       At March 31, 1997, pro forma net tangible book value of the Company's Common Stock was approximately $6.9 million, or $1.73 per share, after giving effect to the conversion of all outstanding shares of Preferred Stock into 3,056,094 shares of Common Stock and the 1997 Private Placement, as if issued at March 31, 1997. "Pro forma net tangible book value" per share of Common Stock is defined as total tangible assets of the Company less total liabilities, divided by the total number of shares of Common Stock outstanding. Giving effect to the Offering, at an assumed initial public offering price of $7.00 per share (the mid-point in the range set forth on the cover of this Prospectus), the adjusted pro forma net tangible book value of Common Stock at March 31, 1997 would have been approximately $3.35 per share of Common Stock. This will represent an immediate dilution of $3.65 per share to new investors purchasing shares of Common Stock in this Offering. The following table illustrates the per share dilution to new investors:

Assumed initial public offering price per share .................              $  7.00

   Pro forma net tangible book value

         per share at March 31, 1997 ............................   $  1.73

   Increase attributable to new investors .......................      1.62
                                                                    -------
Pro forma net tangible book value per share after the Offering ..                 3.35
                                                                               -------
                                                                               $  3.65
                                                                               =======
Dilution per share to new investors .............................

       The following table summarizes the differences in the total consideration paid to the Company by officers, directors and affiliates thereof in connection with the purchase of Common Stock and the average price per share paid by such persons and the price to be paid by new investors purchasing shares in this
Offering:

                                         SHARES PURCHASED          TOTAL CONSIDERATION
                                      ---------------------       --------------------    AVERAGE PRICE
                                      NUMBER        PERCENT       AMOUNT       PERCENT      PER SHARE
                                      ------        -------       ------       -------      ---------
Officers, directors and              1,048,330       31.3%        $   453,631    2.7%         $ .43
  affiliates
New investors                        2,300,000       68.7%         16,100,000   97.3%         $7.00
                                     ---------      ------        -----------  ------
Total                                3,348,330      100.0%        $16,553,631  100.0%         $4.94
                                     =========      ======        ===========  ======


       The foregoing discussion and table do not assume the exercise of warrants and stock options issued to officers, directors and affiliates of the Company which are outstanding as of the date of this Prospectus to purchase 928,972 shares of Common Stock at a weighted average exercise price per share of $2.48.

                                 CAPITALIZATION

         The following table sets forth: (i) the capitalization of the Company as of March 31, 1997;(ii) the completion of the 1997 Private Placement with net proceeds to the Company of approximately $4.9 million, as if issued at March 31, 1997, and the amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of capital stock; and (iii) the pro forma capitalization of the Company as of such date, after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock and the sale of the 2,300,000 shares of Common Stock offered hereby at an assumed offering price of $7.00 per Share (the mid-point in the range set forth on the cover of this Prospectus). This table should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Balance Sheet" and the Financial Statements and Notes appearing elsewhere in this Prospectus.

                                                                           MARCH 31, 1997
                                                     --------------------------------------------
                                                                             PRO FORMA
                                                                    -----------------------------
                                                                    AS ADJUSTED FOR
                                                                      THE 1997
                                                                       PRIVATE      AS ADJUSTED FOR
                                                      ACTUAL (1)     PLACEMENT (1)   THE OFFERING (2)
                                                     ------------    ------------    ------------
Long-term obligations ............................   $    282,483    $    282,483    $    282,483
Redeemable preferred stock - Series B ............        125,000         125,000            --

Stockholders' equity:
Preferred stock - Series A, $.001 par
value; 9,843,750 shares authorized;
6,318,125 shares issued and outstanding at .......          6,318           6,318            --
March 31, 1997 ...................................           --
Preferred stock - Series C, $.001 par
value; 1,750,000 shares authorized;
1,437,500 shares issued and outstanding as
adjusted for the 1997 Private Placement ..........           --             1,438            --
Common Stock; $.001 par value,
30,000,000 shares authorized; 919,568
shares issued and outstanding at March 31,
1997; 6,275,662 shares issued and
outstanding as adjusted for the Offering .........            920             920           6,276
Additional paid-in capital .......................      4,410,198       9,333,760      23,461,160
Deficit accumulated during the development stage .     (2,352,725)     (2,352,725)     (2,352,725)
                                                     ------------    ------------    ------------
Total stockholders' equity .......................      2,064,711       6,989,711      21,114,711
                                                     ------------    ------------    ------------
Total capitalization .............................   $  2,472,194    $  7,397,194    $ 21,397,194
                                                     ============    ============    ============

--------------------

(1) Excludes 618,750 shares of Common Stock reserved for issuance pursuant to the Company's stock option plans, and 565,847 shares subject to outstanding warrants. See "Management - Stock Option Plans," "Description of Securities" and "Shares Eligible for Future Sale."

(2) Excludes 618,750 shares of Common Stock reserved for issuance pursuant to the Company's stock option plans, and 795,847 shares subject to outstanding warrants. See "Management - Stock Option Plans," "Description of Securities" and "Shares Eligible for Future Sale."

                            PRO FORMA BALANCE SHEET

       The following unaudited Pro Forma Balance Sheet as of March 31, 1997 reflects the historical financial position of the Company as of that date adjusted to give pro forma effect to the 1997 Private Placement and the Offering as if these transactions had occurred as of March 31, 1997.

       The pro forma adjustments are based upon available information and assumptions that management of the Company believes are reasonable and fairly reflect all costs associated with the 1997 Private Placement and the Offering. The unaudited Pro Forma Balance Sheet does not purport to represent the financial position which would have occurred had such transactions been consummated on the dates indicated or the Company's financial position for any future date or period. This unaudited Pro Forma Balance Sheet and notes thereto should be read in conjunction with the historical financial statements and notes included elsewhere herein.

                                 ZYMETX,INC.
                        (A DEVELOPMENT STAGE COMPANY)

                      UNAUDITED PRO FORMA BALANCE SHEET

                                MARCH 31, 1997



                                                               PRO FORMA
                                                            ADJUSTMENTS FOR      PRO FORMA FOR      PRO FORMA
                                                ACTUAL      THE 1997 PRIVATE    THE 1997 PRIVATE  ADJUSTMENTS FOR     PRO FORMA FOR
                                              (UNAUDITED)      PLACEMENT          PLACEMENT         THE OFFERING       THE OFFERING
                                              ------------    ------------       ------------       ------------       ------------
                                     ASSETS
Current Assets:
    Cash and cash equivalents                 $    675,991    $  4,925,000(1)    $  5,600,991       $ 14,000,000(3)    $ 19,600,991
    Marketable securities, available-            1,571,948                          1,571,948                             1,571,948
             for-sale
    Inventory                                       64,088                             64,088                                64,088
    Prepaid insurance and other                     19,126                             19,126                                19,126
                                              ------------    ------------       ------------       ------------       ------------

Total current assets                             2,331,153       4,925,000          7,256,153         14,000,000         21,256,153


Property, equipment and leasehold
  improvements,  net                               327,109                            327,109                               327,109
Proprietary technology and other
    intangibles, net                               121,777                            121,777                               121,777
Other, net                                             449                                449                                   449
                                              ------------    ------------       ------------       ------------       ------------
Total assets                                  $  2,780,488    $  4,925,000       $  7,705,488       $ 14,000,000       $ 21,705,488
                                              ============    ============       ============       ============       ============



                     LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
     Accounts payable                         $    305,254                       $    305,254                          $    305,254
     Other                                           3,040                              3,040                                 3,040
                                              ------------                       ------------                          ------------
Total current liabilities                          308,294                            308,294                               308,294

Long term obligations --
    Notes and interest payable                     252,975                            252,975                               252,975
    Deferred lease rentals                          29,508                             29,508                                29,508


Redeemable preferred stock -- Series B             125,000                            125,000       $   (125,000)(2)           --


Stockholders' equity:
    Preferred stock -- Series A                      6,318                              6,318             (6,318)(2)           --

    Preferred stock -- Series C                       --      $      1,438(1)           1,438             (1,438)(2)           --

    Common Stock                                       920                                920              3,056 (2)
                                                                                                           2,300 (3)          6,276
    Additional paid-in capital                   4,410,198       4,923,562(1)       9,333,760            129,700 (2)

                                                                                                      13,997,700 (3)     23,461,160
    Deficit accumulated during the
         development stage                      (2,352,725)                        (2,352,725)                           (2,352,725)
                                              ------------    ------------       ------------       ------------       ------------
Total stockholders' equity                       2,064,711       4,925,000          6,989,711         14,125,000         21,114,711
                                              ------------    ------------       ------------       ------------       ------------

Total liabilities and stockholders' equity    $  2,780,488    $  4,925,000       $  7,705,488       $ 14,000,000       $ 21,705,488
                                              ============    ============       ============       ============       ============

                     Adjustments to Pro Forma Balance Sheet

The 1997 Private Placement:

(1) Record the issuance of 1,437,500 shares of Series C Preferred Stock of the Company.

             Offering proceeds                                      $ 5,750,000
             Less:
                 Commissions                                           (575,000)
                 Expenses                                              (250,000)
                                                                    -----------
             Net proceeds                                           $ 4,925,000
                                                                    ===========

The Offering:

(2) Record the conversion of Preferred Stock Series A and B into Common Stock at the conversion rate of .25 to 1 and the conversion of Series C into Common Stock at the rate of 1 to 1.

(3) Record Initial Public Offering of 2,300,000 shares of Common Stock of the Company.

             Offering proceeds                                     $ 16,100,000
             Less:
                Commissions                                          (1,288,000)
                Expenses                                               (812,000)
                                                                   ------------
             Net proceeds                                          $ 14,000,000
                                                                   ============

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

       Since January 1996, when the Company's management and scientific team joined the Company from OMRF, the Company's operating activities were related to the Company's ZstatFlu product, consisting primarily of research and development, conducting clinical trials and submitting a 510(k) application with the FDA. The Company has incurred losses since inception and, as of March 31, 1997, had a deficit accumulated during the development stage of $2.4 million.

       The Company's ability to achieve revenues and profitability will be dependent on its ability to receive FDA 510(k) clearance for ZstatFlu and scale-up manufacturing and establish distribution channels for that product. If all of these events do not occur before the start of the 1997-98 influenza season, the Company's ability to earn revenues for fiscal 1998 will be seriously compromised. Although the Company has contingency plans to be enacted in the event certain steps are not achieved according to schedule (i.e., increased marketing of ZstatFlu in Europe if FDA clearance of that product is not received before October 1, 1997), any actions taken in response thereto may be inadequate to allow the Company to realize significant revenues or be profitable for fiscal 1998.

       Because the Company's initial products are expected to be in the area of influenza diagnostics and the Company's near term therapeutic research emphasis is in the area of influenza, the Company's future revenues are likely to be seasonal, concurrent with the times of the year in which influenza is active. Consequently, so long as the U.S. influenza market remains the principal market for the Company's products, the Company's revenues will be concentrated in the second and third quarters of each fiscal year. See "Risk Factors - Possible Volatility of Stock Prices; Seasonality" and "Business - Competition."

         Comparisons of fiscal 1996 to fiscal 1995 are not informative because the research, development and other activities relating to the Company's products and technology were conducted by OMRF prior to January 1996.

PLAN OF OPERATIONS

       The Company's plan of operations for the next 12 months is to: (i) secure 510(k) clearance for ZstatFlu; (ii) scale-up and complete manufacturing of ZstatFlu for the 1997 influenza season; (iii) establish distribution channels and market ZstatFlu; and (iv) continue viral therapeutic and diagnostic research and development.

       After completion of this Offering, the Company will have adequate cash and securities available for sale to fund the planned operations for the next 12 months. Additional capital is needed to fund larger inventories for planned sales in fiscal year 2000 and future periods in addition to scaled-up research and development programs.

       Expenditures for research and development are estimated by management of the Company to be $2.0 million for the next 12 months. Research will center around continued development of compounds for the treatment of influenza and extension of ViraZyme technology to additional disease targets.

       The Company will purchase equipment in connection with the expansion of its research program. The anticipated amount of equipment purchases during the next 12 months is $.8 million, to be funded from existing working capital. Additional equipment will be required if the Company establishes its own production facility; the Company expects to finance the equipment for such a facility through debt financing. The Company intends to lease such a facility; however, if purchase terms were favorable the Company would finance such a purchase through debt financing.

       The Company intends to hire at least five additional employees in the next 12 months.

RESULTS OF OPERATIONS

       Since its inception the Company has been a development stage company engaged primarily in research and product development activities, and has not generated any significant revenues.

       Research and development expenses were $.7 million for the first nine months of fiscal 1997. In addition, in July 1996, the Company acquired rights to technology and patents from OMRF, $1.0 million of which represented acquired in-process technology undergoing research and development. These research and development costs were attributable to ZstatFlu. Although the Company intends to increase research and development expenses in fiscal 1998, focusing primarily on therapeutic products for influenza and additional ViraZyme disease targets, it is uncertain whether the factors necessary for such an increase in research and development activities will be present, such as securing adequate working capital for inventory and operations in both fiscal 1998 and 1999, as well as realizing significant revenues in fiscal 1998 from ZstatFlu. To the extent the Company is unable to increase research and development for additional products, commercial introduction of such products will be delayed. See "Business - ZstatFlu," and "Business - Therapeutic Research Program."

       Contract labor expense (which is included in research and development and general and administrative categories) was $.5 million for the first nine months of fiscal 1997, arising under the Company's Employee Services Agreement with OMRF. See "Business - OMRF Support." The Company will continue this arrangement for five employees; all other personnel are employees of the Company. Accordingly, as new employees are hired, compensation expenses related to such persons will be included in both general and administrative expenses and research and development. See "Business - Employees."

       General and administrative expenses were $.3 million for the first nine months of fiscal 1997. These expenses are expected to increase in fiscal 1998 due to increased personnel expenses. Depreciation expense increased due to the acquisition of equipment in connection with the expansion of operations.

LIQUIDITY AND CAPITAL RESOURCES

       At March 31, 1997, the Company had cash and securities available for sale of $2.2 million and working capital of $2.0 million. The Company funded its operations through March 31, 1997, primarily through private placements providing net proceeds of approximately $4.4 million in equity securities completed in the first and second quarters of fiscal 1997, and interest income earned on the net proceeds therefrom. Subsequent to March 31, 1997, the Company completed the 1997 Private Placement, providing net proceeds of approximately $4.9 million.

       Effective contemporaneous with the execution of the OMRF License, the Company issued the License Note (the "License Note") in favor of OMRF. The License Note has a principal amount of $.4 million and bears no interest until May 15, 1998; thereafter, unpaid principal bears interest at 8% per year.

The License Note requires quarterly installments of interest commencing May 15, 1998, and commencing May 15, 1999, a principal payment of $25,000 per quarter until the License Note is repaid.

       Manufacturing and marketing expenses for ZstatFlu are estimated to be $5.7 million for fiscal 1998, with most of such costs payable in the first two quarters of fiscal 1998. The Company's business plan contemplates the production and sale of approximately 1.0 million units of ZstatFlu. The Company expects to produce an additional 200,000 units which will be used for demonstration and marketing purposes. The total cost of packaging and chemical compound synthesis for that level of production is estimated to be approximately $4.8 million (approximately $4.00 per unit). In addition, the Company's marketing costs for ZstatFlu are expected to be approximately $.9 million. The price per unit to distributors is expected to be approximately $12.00 to $15.00.

       In addition to the Company's working capital needs for fiscal 1998, the Company will require significantly larger capital for production of inventory for the 1998-99 influenza season. If the Company sells substantially all of the
1.0 million units of ZstatFlu produced for sale in the 1997-98 influenza season, the Company estimates that production of ZstatFlu will be approximately
4.0 million units for the 1998-99 season, with a total manufacturing cost of approximately $16.0 million. The Company can give no assurance that the actual manufacturing costs will fall within the described estimates.

         To the extent that sales of ZstatFlu in fiscal 1998 do not reach 1.0 million units, the Company will be required to reduce planned research and development expenditures in fiscal 1999 or secure additional equity or debt capital beyond that required for meeting fiscal 1999 inventory needs.

                                    BUSINESS

GENERAL

       ZymeTx is a development stage biotechnology company engaged in the discovery and development of unique products for the diagnosis and treatment of viruses. The scientific foundation for the Company's plan of operations is based upon the role of enzymes in the process of viral infection. The Company's strategy is: (i) to develop therapeutic and diagnostic products for a broad range of viral diseases; and (ii) to earn revenues from marketing "ZstatFlu," the Company's first diagnostic product, to sustain a comprehensive viral therapeutic research and development program.

       ViraZyme, the Company's core technology, exploits the subtle structural differences and characteristics of enzymes to create viral diagnostic and therapeutic products. The Company's diagnostic technology is a proprietary two-part compound that will split when the compound contacts a specific target site (an enzyme). As a result of this split, one part of the compound becomes visible to the naked eye when collected in the Company's testing device, permitting the user to make a diagnosis regarding the presence of the virus targeted by the test. For therapeutic products, a modified version of the diagnostic compound is used that will bind to a specific enzyme and prevent the enzyme's contribution to the infection process.

       The Company's initial viral targets are respiratory infections including influenza A and influenza B, RSV, parainfluenza and adenovirus, as well as the non-respiratory infections HSV and CMV.

ZYMETX TECHNOLOGY

       SCIENTIFIC BACKGROUND. Significant advances made in the field of microbiology in recent years have increased scientists' understanding of cell biology, disease process and disease progression. These advances have opened the field of virology to new approaches. Scientific thought has previously acknowledged that enzymes have a critical function to perform in viruses. However, many scientific leaders have asserted that enzyme structure is based primarily on the function and not on the origin of the enzyme. Contrary to this assertion, the Company believes that enzymes are gene-encoded products and possess exploitable differences based upon their origin. The prevailing body of science, while not in direct conflict with the Company's premise, has maintained that if such differences in fact existed they would be too insignificant to be exploited. The Company has demonstrated in actual clinical trials the ability to exploit these subtle differences and thus identify enzymes unique to the host virus.

       The Company's ViraZyme technology focuses on the development of highly specific/selective molecules that will interact only with an enzyme of specific origin, such as viral, mammalian, bacterial, etc. This permits interaction with one enzyme while preventing activity with a similar enzyme of different origin. Using a proprietary series and sequence of assays that is supported by X-ray crystallography/rational design, the Company believes, based on its clinical trials, that it can identify the fingerprint of critical enzymes and then build molecules that will have great preference for only the targeted form of the enzyme.

       The core of the ViraZyme approach is the identification of essential target sites of viral enzymes and synthetic production of molecules that have selective action at an identified target site. The Company believes that this approach is effective for development of both diagnostic and therapeutic programs. The early research for both the diagnostic and therapeutic programs is quite similar and mutually supportive, with both utilizing a rational design and a traditional organic chemistry approach.

       VIRAZYME TECHNOLOGY. Virus particles contain proteins which are essential for the virus to infect its host. For example, the influenza virus has eight of these proteins, several of which function as structural components while others function as enzymes. Enzymes are biological catalysts which are able to transform one biochemical substance into another, specifically and rapidly, without being consumed in the reaction. Because of the enzyme's location on the virus particle and the importance of catalytic reactions to the virus' function, such sites would typically make an attractive target for diagnostic compounds or therapeutic inhibitors. However, similar enzymes of bacterial and mammalian origin are also present in the body and are necessary to perform normal and vital cell functions. Until recently, scientists believed one could not differentiate among viral, mammalian or bacterial enzymes, thereby rendering the enzyme on the virus pointless as a viral target. However, the ViraZyme technology demonstrates that there are subtle differences in enzyme active sites depending upon whether they are of viral, mammalian or bacterial origin.

       The Company's ViraZyme technology uses a methodology for discovering the subtle, origin-dependent differences of enzymes and exploiting such differences through the use of proprietary substrate and inhibitor molecules specific to viral enzymes. By introducing a chromogen-linked ViraZyme substrate to a virus in a clinical specimen, the Company believes that only the targeted viral enzyme will continuously cleave the chromogen from the substrate molecules. The ViraZyme technology utilizes the naturally occurring enzyme to produce thousands of reactions at the catalytic site while other methods, such as MAbs and gene probes, employ secondary reactions which require additional steps to produce multiple reactions. For therapeutic applications of this technology, specifically designed inhibitor molecules are administered to a person infected with a virus to inhibit the natural enzyme activity which is critical to the infection process. This would theoretically stop the course of the illness. See "Therapeutic Research Program - Influenza Therapeutic Development."

         The Company has developed ZstatFlu using ViraZyme technology and is developing diagnostic tests utilizing the ViraZyme technology for numerous medically significant viruses beyond influenza, including HSV and RSV. The Company also has plans to develop similar diagnostic tests for CMV and adenovirus, and is in the early stages of research regarding therapeutics utilizing the ViraZyme technology for enzymes associated with many of these same viral diseases. See "Risk Factors - No Assurances of Successful or Timely Development of the Company's Therapeutic or Other Diagnostic Products."

       The selection of viral diseases other than influenza to be targeted for commercialization of the Company's products is based on the following criteria: potential market size, the viral disease's incidence, morbidity/mortality, the availability of diagnostics and therapeutics, and the existence of possible corporate partners. See "Business - Sales and Marketing." Developing any additional products will require significant ongoing research and development. See "Risk Factors - No Assurance of Successful or Timely Development of the Company's Therapeutic or Other Diagnostic Products."

       During fiscal 1996 and the first nine months of fiscal 1997, the Company incurred research and development expenses of $.3 million and $.7 million, respectively and in fiscal 1997 acquired in-process technology of approximately $1.0 million.

ZSTATFLU

       BACKGROUND. The first product the Company has developed is ZstatFlu, a rapid POC diagnostic test for influenza. ZstatFlu will permit, for the first time, the rapid and simple POC detection of the influenza virus directly from a patient specimen.

       ZstatFlu targets the amplifying capability of the influenza neuraminidase enzyme. The ViraZyme technology incorporates novel substrate molecules which react with the influenza neuraminidase enzyme and allow the presence of the influenza virus to be detected.

       These substrate molecules include two parts: (i) a "recognition" portion which enters into the catalytic site of the enzyme; and (ii) a chromogen "reporter" portion which gives a visible signal after the enzyme has cleaved it from the recognition portion.

       A single influenza virus particle contains over 400 neuraminidase enzyme molecules on its surface. Clinical tests have demonstrated that the cavity in this viral enzyme is not present in the same form as that of neuraminidase of a mammalian or bacterial origin and is the "catalytic site" or the place where the enzyme causes the reaction to proceed. The enzyme, when placed in a solution containing the substrate, causes a cascade of reactions where the "reporter" portion generates a visible color indicating the presence of the virus.

       PROCEDURE. The procedure for use of ZstatFlu depicted on the inside back cover of this Prospectus begins with the collection of a patient sample using a standard throat swab technique (Step 1). The patient specimen is then dipped into a plastic tube containing a liquid substance and a dropper cap is placed on the tube (Step 2). Using the dropper cap, the entire contents of the tube is extracted and squeezed into a vial containing the dry reagent, the vial is capped, and the mixture of the sample and the reagent is incubated for 60 minutes (Step 3). After one hour, the reagent mixture is poured into the ViraZyme collection device (Step 4). If influenza is present, a blue color will appear, indicating a positive result; if there is a negative result, there will be no color change in the device.

       PRODUCT STATUS. The Company filed a 510(k) application for its ZstatFlu product with the FDA on April 24, 1997. The Company expects to receive FDA clearance of and the ZstatFlu product in late August 1997. There can be no assurance, however, that the Company will receive FDA clearance or be successful in launching this product in time for the 1997-98 influenza season.

       The Company expects to sell ZstatFlu at a price to distributors between $12 to $15 per unit, depending on volume discounts.

CURRENT PRODUCTS CLEARED BY THE FDA

       The following products previously developed by the Company have received clearance from the FDA and were successfully developed for strategic regulatory purposes; however, the Company has chosen not to expend resources to market these products and there can be no assurance that markets for these products will be significant or that the Company will ever market them.

       VIRAZYME CULTURE SCREEN. ViraZyme Culture Screen is a product available to clinical labs, in contrast to the use of ZstatFlu in physician office laboratories. The Company believes that the Culture Screen product reduces labor-intensive procedures in the clinical laboratory, thereby reducing costs. The FDA cleared this product in June 1996.

       VIRASTAT PARAINFLUENZA 1, 2 AND 3. ViraSTAT Parainfluenza 1, 2 and 3 is the first of a series of clinical lab products developed by the Company using MAb technology. This product has several distinct advantages over time and labor-intensive tests of other clinical lab products currently available. The

Company intends to develop other MAb-based products for the detection of adenovirus, RSV and the influenza A/B products which comprise the respiratory panel, and HIV types 1 and 2. The FDA cleared this product in 1995.

OTHER DIAGNOSTIC PRODUCTS IN DEVELOPMENT

       VIRAZYME INFLUENZA ID A/B. The ZstatFlu product is designed to accurately detect the presence of the influenza virus. However, this product does not differentiate between Type A and Type B influenza. The identification of influenza as either Type A or Type B is important for segments of the marketplace which require definitive diagnosis for epidemiological purposes. The Company may utilize its proprietary antibodies which target the influenza virus to create a ViraZyme Influenza ID A/B test which would specifically and rapidly identify the particular type of influenza present in a specimen should the market support such a product.

       VIRASTAT FITC LABELED MONOCLONAL ANTIBODIES. The Company's scientific staff has developed an improved proprietary method for directly labeling MAbs with the commonly used fluorescent dye molecule fluorescein isothiocynate FITC. Microscopy utilizing fluorescent antibodies represents the most efficient and currently accepted method employed by clinical laboratories in the culture and identification of viruses. Using its improved methods for directly labeling MAbs with fluorescent dye, the Company has developed labeled MAbs for both Type A and Type B influenza. These antibodies may be marketed separately or may be marketed in a panel with other MAbs for detection of respiratory viruses. In-house testing of these MAbs comparing them to those commercially available has found the Company's ViraSTAT MAbs to be superior. Both influenza Type A and B MAbs were successfully tested separately and as a pool in clinical studies during the fall of 1996. These MAbs will be submitted for clearance under the FDA 510(k) process. See "Risk Factors - Government Regulation."

       HERPES SIMPLEX VIRUS. The Company has identified several promising enzyme targets for HSV and the Company's technology is being focused on delivering a rapid and simple diagnostic product for HSV for use in physician offices. The Company has a goal of developing an HSV diagnostic within three years. There can be no assurance that such a diagnostic product can be developed within such time, or at all. See "Risk Factors - No Assurance of Successful or Timely Development of the Company's Therapeutic or Other Diagnostic Products."

THERAPEUTIC RESEARCH PROGRAM

       INFLUENZA THERAPEUTIC DEVELOPMENT. The Company is pursuing the discovery of therapeutic compounds for influenza. A significant issue in the development of an influenza therapeutic is the specificity of the molecule to its targeted site. The Company has demonstrated in its laboratories specific activity at a targeted viral enzyme site with its novel compounds and has achieved a significant advance in the development of its therapeutic program. The Company has identified specific attributes of a molecule that is highly active as an inhibitor to the target site of the influenza virus. These newly identified attributes combined with the Company's demonstrated specificity provide the basic model for the development of further novel compounds for use as influenza therapeutics. See "Risk Factors - No Assurance of Successful or Timely Development of the Company's Therapeutic or Other Diagnostic Products."

       The following are milestones for the development of an influenza therapeutic. Beginning with Milestone "5" and thereafter, the Company believes that a pharmaceutical corporate partner will be necessary to co-develop this drug and perform the clinical trials. The Company has not initiated substantial discussions with such a partner.

         VIRAZYME INFLUENZA THERAPEUTIC DEVELOPMENT MILESTONES                 STATUS
         -----------------------------------------------------                 ------
         1. Identification of novel, highly specific family of compounds.      Completed
         2. Selection of a "lead" compound (specific inhibitors).              In Process
         3. Plaque assay determination of utility.                             In Process
         4. Viral specificity testing of potential lead compounds.             In Process
         5. Animal testing of potential lead compounds.                        2nd Quarter FY `98
         6. Initiate Phase I trials (safety challenge).                        Unscheduled
         7. Initiate Phase II trials (dose ranging).                           Unscheduled
         8. Initiate Phase III trials (proof of efficacy).                     Unscheduled

       There can be no assurance that such milestones will be achieved on schedule, or at all. See "Risk Factors - No Assurance of Successful or Timely Development of the Company's Therapeutic or Other Diagnostic Products."

       HERPES SIMPLEX VIRUS. Currently the only effective therapeutic products generally accepted for treatment of HSV are Glaxo Wellcome's acyclovir and valcyclovir, and SmithKline Beecham's famciclovir. The Company's HSV development program is focused on enzymes that are oriented to the maturation or propagation of the HSV virus. The Company believes that the mode of action of a Company-developed product will be different than that of acyclovir, and that its technology could lead to an alternative product. The Company has a goal of identifying in the next four years lead compounds for HSV therapeutic development. There can be no assurance that such compounds can be identified within such time or at all. See "Risk Factors - No Assurance of Successful or Timely Development of the Company's Therapeutic or Other Diagnostic Products."

SALES AND MARKETING

       PRIMARY CARE MARKET. The principal market for the Company's ZstatFlu product is physicians' office laboratories, of which there are an estimated 100,000 in the U.S. The ability of a physician to conduct diagnostic tests in the office enables the physician to identify and run additional tests that help establish the basis for a firm diagnosis and a sound therapeutic decision. The most effective means of reaching the physicians' office laboratory market is for the Company to enter into marketing agreements with distributors or other companies already reaching these physicians, thereby serving the major market segments. Although the Company has had discussions with several distributors concerning potential marketing agreements, no agreement has been entered into and no agreement is expected until FDA 510(k) clearance for ZstatFlu is received from the FDA. No assurance can be given that marketing arrangements will be made in a time frame which will allow ZstatFlu to be launched successfully for the 1997-98 influenza season. See "Risk Factors - Reliance on Distributors."

       The focus of the Company's sales effort during the first year will principally be the primary care market, although some product may be sold to the nursing home extended care market during the first year. As the Company's production capacity increases during the second sales year, more emphasis will be given to expanding into other markets.

       MANAGED CARE MARKET. Distributors with well-trained sales forces will sell the ZstatFlu product directly to physicians. For physicians that practice in the managed care setting, the Company's strategy is to demonstrate a significant savings and better utilization of antibiotics. It is recognized within the healthcare industry that antibiotics are significantly over-utilized for upper respiratory illness, which is of great concern and cost to HMO's and other managed care organizations. Physicians, without proper diagnostic tools such as ZstatFlu, are unable to accurately diagnose viral versus bacterial respiratory infections. This contributes significantly to the overuse of antibiotics and the resultant unnecessary cost to the healthcare system. Overuse of antibiotics also contributes to development of drug resistance by certain bacteria. The Company has targeted ZstatFlu to the managed care (HMO/PPO/PPM) segment where specific controls can be readily put in place for insurers, physicians and patients that will lead to both improved quality of care and reduced costs for management of upper respiratory infections.

       PHARMACO-ECONOMIC MODEL. The potential cost savings in using ZstatFlu has been demonstrated in a pharmaco-economic model created by the Company. The model, which is distributed by the Company to potential customers, is presently being reviewed by the University of South Carolina Department of Pharmacy with the intent to publish an outcome analysis of the management of upper respiratory infection. The purpose of the interactive computer model is to demonstrate to the managed care market the potential savings that would become available through the implementation of a practice protocol that utilized ZstatFlu. The interactive feature of such model allows the managed care company to input its own statistical data to calculate total or segment-specific savings potentials.

       The basic approach of the model is to treat an upper respiratory infection complaint as an episode, during which a number of medical cost-bearing activities occur. In this manner, the costs associated with conventional upper respiratory infection treatment procedures can be compared to a new treatment procedure involving ZstatFlu. The potential cost savings are then converted to savings per capitated life for the managed care company.

       The model considers the number of visits per influenza episode for conventional treatment compared to treatment using ZstatFlu. It imposes a cost per visit for the managed care company and the percentage of cases involving upper respiratory complaints. The costs per visit include charges for the physician evaluation, rapid strep cultures, influenza culture, blood count and the prescription of antibiotics or decongestants. The model treats each of these costs as variables, allowing the managed care unit to apply its empirical percentages of involvement of those costs for comparison with use of ZstatFlu.

       In comparing the cost of conventional treatment per influenza episode with the treatment involving ZstatFlu, the managed care company can assess the impact of reducing the percentage of cases in which antibiotics are prescribed, as well as the potential reduction in expenses by utilizing nurse triage with the ZstatFlu prior to involving a physician evaluation.

       For example, a managed care company with 100,000 capitated lives may experience physician involvement in 100% of influenza episodes. Its experience may also be that a range of diagnostic procedures are run, with strep tests in 20%, a blood count in 10% and culture tests in 1% of those cases. Antibiotics may be prescribed in 70% of those cases. With the availability of ZstatFlu, as demonstrated by the pharmaco-economic model, the introduction of a nurse triage function in 20% of the cases and a concurrent reduction in antibiotic prescriptions in 35% of the cases, will result in a 13% reduction in the cost per episode, even after the cost of the ZstatFlu unit. The figures used in this example represent mid-ranges in national averages.

       The cost benefit generated by the use of ZstatFlu is greater if the number of subsequent physician visits is reduced by the use of ZstatFlu. This is because 50% of physician visits for upper respiratory illness result in subsequent visits to the physician. The extent to which managed care companies can reduce subsequent visits through use of ZstatFlu will make the cost savings more significant.

       The Company has held conferences with major regional HMO's in the U.S. to demonstrate the cost benefits of ZstatFlu in the managed care environment. At the time of launch of ZstatFlu, the Company will market heavily to medical directors of significant HMO's. As an HMO adopts the Company's procedure for managing upper respiratory infection, instruction is expected to pass down to the HMO's primary care facilities which will facilitate the sales effort of the distributors' salespeople for those accounts. NCI Managed Care, a consulting firm in the health industry, provides the Company with consulting services relating to marketing to managed care companies.

       THERAPEUTIC PRODUCTS. For its therapeutic products, the Company does not intend to establish its own sales and marketing force, but will seek collaborative relationships with pharmaceutical companies. In the event that potential collaborative partners are identified, the Company will have to negotiate and enter into definitive agreements for the development of such therapeutic products. There can be no assurance that the Company will be successful in contracting with other firms for the collaborative development of therapeutic products based on the ViraZyme technology or that any such agreements will be on terms favorable to the Company. See "Risk Factors - No Manufacturing Capability; Reliance on Third-Party Manufacturers."

MANUFACTURING ARRANGEMENTS; SOURCES OF RAW MATERIAL

       The Company has contracted with DCL to produce ZstatFlu for the 1997-98 influenza season. Production commenced in August 1997 and is expected to continue through November 1997. Beginning with the 1998-99 influenza season, the Company intends to establish its own production facility located in Oklahoma. However, the Company will do so only if conditions indicate that having its own facility will result in no increased production costs per unit and the availability of the principal chemical compound for ZstatFlu does not make outsourcing advantageous relative to production by the Company.

       The Company has placed purchase orders for the chemical compounds necessary for the 1997-98 influenza season production requirements, and material is currently available in quantities and within delivery schedules that meet the Company's requirements. As indicated above, if material becomes available from a greater number of suppliers and at lower costs, the Company will be less inclined to produce ZstatFlu itself for the 1998-99 influenza season.

       The Company has the technical capability with its existing personnel to produce the chemical for ZstatFlu in the event the Company establishes its own production facility. Additional technicians would be required, however, for the Company to conduct its own production operation.

EUROPEAN MARKET

       Requirements for marketing a diagnostic product in Europe are generally less stringent than in the U.S. Once an application for marketing clearance is submitted to the FDA, the product covered by such application may be marketed in certain European countries. Accordingly, to take advantage of the 1997-98 influenza selling season in Europe, the Company entered into a contract with JLC of Geneva, Switzerland ("JLC") pursuant to which JLC will proceed with the fulfillment of the Company's marketing requirements in certain European countries for the coming influenza season and assist the Company in establishing an effective European distributor network. JLC has, during the past 10 years, assisted other American biotechnology companies in successfully marketing products in Europe. If FDA clearance for ZstatFlu is delayed, the Company's strategy is to significantly increase European marketing efforts; however, the shift from U.S. to Europe must be made rapidly to meet the European influenza season and there can be no assurance that this can be done. The Company has established a marketing office in Geneva, Switzerland.

COMPETITION

       Competition in the Company's markets is intense. The Company competes with a large number of companies ranging from very small businesses to large diagnostic, healthcare, pharmaceutical, biomedical and chemical companies, many of which have substantially greater financial, manufacturing, marketing and product research resources than the Company. Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and may commercialize products on their own or through joint ventures. The Company intends to compete primarily on the basis of the clinical utility, accuracy, speed, ease of use and other performance characteristics of its products and, to a lesser degree, on the price of its products.

       The Company is aware that other companies are developing influenza diagnostics which may compete with the Company's products. These diagnostic products could compete directly with ZstatFlu and other Company products which utilize the Company's ViraZyme technology. The existence of these and other competing products or procedures that may be developed in the future may adversely affect the marketability of products developed by the Company.

       Although the Company's existing licensed patent rights cover a broad field of viral diagnostics, the Company is aware of the efforts of others to develop diagnostics for viral disease. Quidel, working with Glaxo Wellcome, and Biostar, working with Biota Holdings, Ltd. ("Biota"), have each publicly announced influenza diagnostic programs. The Company believes that the primary methods being used by these competitors and others to develop such diagnostics are substantially different than the Company's methods and do not offer the anticipated market advantages of the ViraZyme system. There can be no assurance, however, that the Company will be successful in fully developing its products so that such expected marketing advantages will be realized or that the competitive advantages of products of competitors will not exceed those of the Company's products.

       In addition, the Company is aware of influenza therapeutic programs of other companies; specifically Glaxo Wellcome, whose influenza therapeutic the Company believes is in FDA Phase III clinical trials, and Roche, which has begun Phase I or Phase II clinical trials for its therapeutic for influenza. Programs underway at Glaxo Wellcome and Roche both involve inhibition of enzymes in a manner similar to the Company's approach. The Company recognizes that these two competitors are further advanced in the development of therapeutics than is the Company and may come to the market with a therapeutic product earlier than the Company, which could be a barrier to market acceptance of the Company's product, if developed.

       A therapeutic product developed by Glaxo Wellcome or Roche will be a strong competitor for any therapeutic which the Company may develop, because of the size and resources of such companies. In the event the Company develops a therapeutic product, it plans to contract with a large pharmaceutical company to increase the Company's ability to compete against large companies such as Glaxo Wellcome or Roche. There can be no assurance that such a contract can be secured on terms satisfactory to the Company, or at all. See "- Intellectual Property" and "Risk Factors."

       The Company's competitive position will also depend on its ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, implement production and marketing plans, obtain patent protection and obtain adequate capital resources. See "Risk Factors - Dependence on Key Personnel" and "Management."

INTELLECTUAL PROPERTY

        LICENSE FROM OMRF. Under the terms of the OMRF License, the Company has been granted an exclusive, perpetual, worldwide license covering all of the patents which comprise the ViraZyme technology and all foreign patents and patent applications corresponding to those patent applications (the "Patent Rights"). The issued U.S. patents covered by the OMRF License expire in the U.S. from 2010 to 2013. The Patent Rights relate to the methods for use of naturally occurring viral enzymes to detect the presence of a specific virus from a patient specimen with the test yielding a visible reaction, as well as patents on specific novel compounds, synthesis pathways and composition of matter. The OMRF License grants the Company the perpetual, exclusive worldwide right to manufacture, have manufactured, use, sell or have sold, products made under the Patent Rights. In consideration for the OMRF License, the Company has: (i) paid OMRF a license fee of $825,000; (ii) executed the License Note in the principal amount of $425,000; (iii) granted OMRF a 2.0% royalty on net sales of products derived from patents held by OMRF and covered by the OMRF License; (iv) granted to OMRF a warrant (the "OMRF License Warrant") to purchase 5,667 shares of Common Stock at $3.20 per share; and (v) issued to OMRF 165,131 shares of Common Stock (inclusive of 39,063 shares issued upon conversion of Series B Preferred). See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a more detailed discussion of the terms of the License Note issued to OMRF.

        Although the scope of patent protection is difficult to quantify, the Company believes that the OMRF License to the Patent Rights should afford adequate protection to conduct its business as described in this Prospectus. Under the terms of the OMRF License, the Company assumed responsibility to pay Biota a royalty of 4% of the revenues derived by the Company from sales of diagnostic products utilizing intellectual property ("Collaboration Intellectual Property") developed during a research collaboration between Symex Corp. ("Symex") and Biota. The Company does not believe that the ZstatFlu product utilizes Collaboration Intellectual Property and, therefore, does not believe that a royalty will be due Biota. However, there can be no assurance that Biota will not be successful in establishing that ZstatFlu utilizes Collaboration Intellectual Property and that a royalty will be due Biota. In the event that a royalty is payable, royalty payments to OMRF will be offset by any royalties payable to Biota, and the Company does not believe that such obligation to Biota would materially adversely affect the Company's capitalization or operations.

       The technology licensed from OMRF was acquired by OMRF in 1993 pursuant to the foreclosure by OMRF on the intellectual property of Symex. OMRF foreclosed on such intellectual property when Symex defaulted in the repayment of $380,714 owed to OMRF. See "Certain Relationships and Related Transactions." Subsequent to such foreclosure, the principal managerial and scientific personnel of Symex were hired as employees of OMRF and continued as such until January 1, 1996, when OMRF provided the services of such employees to the Company on a lease basis. See "- OMRF Support" and "- Employees."

       The Company believes that the family of compounds being developed by it for therapeutic use are not within the claims of any other company, including Glaxo Wellcome or Roche, who the Company is aware have filed patent applications for certain therapeutic products based upon the review of patent disclosures made by such companies. See "Risk Factors - Limitations on Protection of Intellectual Property."

       OTHER PROPRIETARY RIGHTS. In addition to Patent Rights, the Company relies on trade secrets, trademarks, and nondisclosure agreements to establish and protect its proprietary rights. Despite these precautions, it may be possible for unauthorized third parties to utilize the Company's technology or to obtain and use information that the Company regards as proprietary. The laws of some foreign countries do not protect the Company's proprietary rights in its processes and products to the same extent as do the laws of the U.S.

       The Company relies substantially on certain technologies which are not patentable or proprietary and therefore may be available to the Company's competitors. In addition, many of the processes and much of the know-how of importance to the Company's technology are dependent upon the skills, knowledge and experience of its scientific and technical personnel, which skills, knowledge and experience are not patentable. To protect its rights in these areas, the Company requires all employees, significant consultants and advisors, and collaborators to enter into confidentiality agreements. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of unauthorized use or disclosure of such trade secrets, know-how or proprietary information. Further, in the absence of patent protection, the Company may be exposed to competitors who independently develop substantially equivalent technology or otherwise gain access to the Company's trade secrets, knowledge or other proprietary information. ViraZyme and ViraSTAT are trademarks registered to OMRF and licensed to the Company under the terms of the OMRF License.

GOVERNMENT REGULATION

       The following is a summary of principal areas of governmental regulation which affect the Company and its operations. Any change in governmental regulations or in the interpretation thereof could have a material adverse effect on the Company.

       THERAPEUTIC PRODUCTS. The production and marketing of the Company's therapeutic products and its therapeutic research and development activities are subject to regulation for safety, efficacy and quality by numerous governmental authorities in the U.S. and other countries. In the U.S., drugs are subject to rigorous regulation. The Federal Food, Drug and Cosmetics Act, as amended, and the regulations promulgated thereunder, as well as other federal and state statutes and regulations, govern, among other things, the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of the Company's proposed therapeutic products. Product development and approval within this regulatory framework take a number of years and involve the expenditure of substantial resources. In addition to obtaining FDA approval for each product, each drug manufacturing establishment must be registered with, and approved by, the FDA. Domestic manufacturing establishments are subject to regular inspections by the FDA and must comply with GMP. To supply products for use in the United States, foreign manufacturing establishments must also comply with GMP and are subject to periodic inspection by the FDA or by regulatory authorities in certain of such countries under reciprocal agreement with the FDA.

       New Drug Development and Approval. The United States system of new drug approval is the most rigorous in the world. According to a February 1993 report by the Congressional Office of Technology Assessment, it cost an average of $359 million and took an average of 15 years from discovery of a compound to bring a single new pharmaceutical product to market. Approximately one in 1,000 compounds that enter the pre-clinical testing stage eventually makes it to human testing and only one-fifth of those are ultimately approved for commercialization. In recent years, societal and governmental pressures have created the expectation that drug discovery and development costs can be reduced without sacrificing safety, efficacy and innovation. The need to significantly improve or provide alternative strategies for successful pharmaceutical discovery, research and development remains a major health care industry challenge.

       Pre-Clinical Testing. During the pre-clinical testing stage, laboratory and animal studies are conducted to show biological activity of the compound against the targeted disease, and the compound is evaluated for safety. These tests can take up to three years or more to complete.

       Investigational New Drug Application. After pre-clinical testing, an
IND is filed with the FDA to begin human testing of the drug. The IND becomes effective if the FDA does not reject it within 30 days. The IND must indicate the results of previous experiments, how, where and by whom the new studies will be conducted, how the chemical compound is manufactured, the method by which it is believed to work in the human body, and any toxic effects of the compound found in the animal studies. In addition, the IND must be reviewed and approved by an institutional review board consisting of physicians at the hospital or clinic where the proposed studies will be conducted. Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA.

       Phase I Clinical Trials. After an IND becomes effective, Phase I human clinical trials can begin. These studies, involving usually between 20 and 80 healthy volunteers, can take up to one year or more to complete. The studies determine a drug's safety profile, including the safe dosage range. The Phase I clinical studies also determine how a drug is absorbed, distributed, metabolized and excreted by the body, as well as the duration of its action.

       Phase II Clinical Trials. In Phase II clinical trials, controlled studies of approximately 100 to 300 volunteer patients with the targeted disease assess the drug's effectiveness. These studies are designed primarily to evaluate the effectiveness of the drug on the volunteer patients as well as to determine if there are any side effects on these patients. These studies can take up to two years or more and may be conducted concurrently with Phase I clinical trials. In addition, Phase I/II clinical trials may be conducted that evaluate not only the efficacy but also the safety of the drug on the patient population.

       Phase III Clinical Trials. This phase typically lasts up to three years or more and usually involves 1,000 to 3,000 patients with the targeted disease. During the Phase III clinical trials, physicians monitor the patients to determine efficacy and to observe and report any adverse reactions that may result from long-term use of the drug.

       New Drug Application ("NDA"). After the completion of all three clinical trial phases, the data are analyzed and if the data indicate that the drug is safe and effective, an NDA is filed with the FDA. The NDA must contain all of the information on the drug that has been gathered to date, including data from the clinical trials. NDAs are often over 100,000 pages in length. The average NDA review time for new pharmaceuticals approved in 1995 was approximately 19 months.

       Fast Track Review. In December 1992, the FDA formalized procedures for accelerating the approval of drugs to be marketed for the treatment of certain serious diseases for which no satisfactory alternative treatment exists, such as Alzheimer's disease and AIDS. If it is demonstrated that the drug has a positive effect on survival or irreversible morbidity during Phase II clinical trials, then the FDA may approve the drug for marketing without completion of Phase III testing.

          Approval. If the FDA approves the NDA, the drug becomes available for physicians to prescribe. The Company must continue to submit periodic reports to the FDA, including descriptions of any adverse reactions reported. For certain drugs which are administered on a long-term basis, the FDA may request additional clinical studies (Phase IV) after the drug has begun to be marketed to evaluate long-term effects.

       REGULATION OF DIAGNOSTIC PRODUCTS. The manufacture, distribution and sale of any of the Company's products in the U.S. for clinical diagnostic purposes will require prior authorization by the FDA. The FDA and similar agencies in foreign countries, especially Japan, have promulgated substantial regulations which apply to the testing, marketing, export and manufacturing of diagnostic products. To obtain FDA clearance of a new product for diagnostic purposes, the Company will, in most cases, be required to submit proof of the safety and efficacy of the product. Such proof typically entails clinical and laboratory tests. The testing, preparation of necessary applications and processing of those applications by the FDA is expensive and time consuming.

         The clinical testing required by the Company's diagnostic products is expected to be significantly less extensive than that typically required for the development of a drug or therapeutic product or for an invasive procedure. Nevertheless, these clinical testing protocols may take several months or even years to complete, depending on the nature of the filing. There can be no assurance that the FDA will act favorably or quickly in making its review, and significant difficulties or costs may be encountered by the Company in its effort to obtain FDA clearances that could delay or preclude the Company from marketing its products for diagnostic purposes. Furthermore, there can be no assurance that the FDA will not request the development of additional data following the original submission. Based upon the data submitted to it, the FDA may also limit the scope of the labeling or permitted use of the product or deny the application all together. With respect to patented products or technologies, delays imposed by the governmental approval process may materially reduce the period during which the Company will have the exclusive right to exploit those products or technologies.

       The marketability of the Company's diagnostic products may also be affected by certain state and Federal legislation covering the use of diagnostic tests in physician offices, including CLIA which requires physicians' offices conducting tests which require sophisticated instruments or specially trained personnel to be certified or licensed under CLIA. Although the Company believes that CLIA regulations apply, it does not believe that CLIA will restrict the use of the Company's diagnostic products in its target markets; however, there can be no assurance that this will be true and such restriction could severely limit the marketability of the Company's planned products.

       The Company's currently contemplated diagnostic products are regulated as medical devices. Prior to entering commercial distribution, all medical devices must undergo FDA review under one of two basic review procedures: a
Section 510(k) premarket notification or a premarket approval application ("PMA"). A 510(k) is generally a relatively simple filing submitted to demonstrate that the product in question is "substantially equivalent" to another legally marketed device. In the event any of the Company's diagnostic products do not qualify for clearance under the 510(k) procedure, it may be required to file a PMA which shows (i) that the product is safe and effective based on extensive clinical testing among several diverse testing sites and population groups; and (ii) that the product has acceptable sensitivity and specificity. This requires much more extensive testing than does the 510(k) procedure and involves a significantly longer FDA review after the date of filing. In response to a PMA, the FDA may grant marketing clearance, may request additional information, may set restrictive limits on claims for use or may deny the application all together.

       On April 24, 1997, the Company filed a 510(k) application with the FDA for ZstatFlu. If the FDA disallows the 510(k) procedure and requires a PMA, such a circumstance would adversely affect the timing of market introduction of that product and involve significantly higher costs in obtaining FDA clearance.

       Based on the Company's past clinical trials and the data from the clinical trials completed in April 1997, the Company believes it will receive FDA clearance for ZstatFlu in late August 1997. See "Risk Factors - Government Regulation."

       After product clearance has been received, such clearance may still be withdrawn if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. The FDA may require surveillance programs to monitor the effect of products which have been commercialized, and has the power to prevent or limit further marketing of the products based on the results of these post-marketing programs. In addition to obtaining FDA approval for each product, the FDA must, under the PMA guidelines, approve the manufacturing facilities and procedures for the product. The FDA will also inspect diagnostic companies on a routine basis for regulatory compliance with its "Good Manufacturing Practices." The Company believes that the use of its diagnostic products will not be restricted in physician office laboratories located within the Company's target markets. See "Risk Factors - Government Regulation."

       REGULATION BY FOREIGN GOVERNMENTS. Sales of the Company's products outside the U.S. are also subject to certain regulatory requirements imposed by foreign governments. Regulatory requirements for diagnostic products vary significantly from country to country. Regulations in Western Europe, Canada, Australia, Japan and other developed (non third-world) countries are often less stringent than are the regulatory requirements in the U.S. The time to meet such regulatory requirements outside the U.S. may be longer or shorter than that required to achieve U.S. clearance.

       OTHER GOVERNMENT REGULATION. In addition to regulations enforced by the FDA, the Company also is or will be subject to regulation under CLIA, the Occupational Safety and Health Act, the Environmental Protection Act, the Resource Conservation and Recovery Act and other present and future federal, state or local regulations. The Company's research and development activities involve the controlled use of hazardous materials, chemicals and viruses. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standard prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could exceed the resources of the Company.

OMRF SUPPORT

       Until January 1, 1996, the scientific and product development activities relating to the ViraZyme technology were conducted by OMRF. Since that time, although the Company has performed those functions, OMRF has continued to provide, on a marginal cost basis, significant supportive and collaborative resources permitting the Company to access state-of-the-art facilities, equipment, services and personnel. See "- Employees." This operational relationship will continue until 1999. This relationship has permitted the Company to handle purchasing, equipment services and other non-technology related needs without significant staffing increases and thereby apply more of the Company's resources to technology and market development. The impact of this support is expected to diminish in fiscal 1998 and thereafter as the

Company continues to hire personnel outside of the OMRF arrangement and assume the performance of such services.

EMPLOYEES

       The Company had 15 employees as of July 31, 1997, comprising eight laboratory personnel, two manufacturing employees, one marketing employee and four employees in finance and administration. Four of the Company's scientific personnel and Mr. Livingston are employed by OMRF and their services are provided to the Company by OMRF on a lease basis. As OMRF employees, these five persons participate in retirement, health insurance, life insurance and other employee benefit programs which, at the inception of this arrangement would have otherwise been unavailable to the Company or would have represented a prohibitive compensation expense. The Company reimburses OMRF on a monthly basis for OMRF's costs associated with such employees, and these costs consist primarily of salaries, payroll taxes, health insurance and life insurance premiums and contributions to an employee participant retirement plan. Such leasing arrangement is expected to continue until 1999. See "- OMRF Support." All other personnel are employees of the Company.

       The Company believes that its relations with its personnel are excellent. The future success of the Company will depend in large part upon its continued ability to attract and retain highly skilled and qualified personnel. Competition for such personnel is intense. See "Risk Factors - Dependence on Key Personnel" and "Certain Relationships and Related Transactions."

FACILITIES

       The Company leases approximately 10,000 square feet of laboratory and office space located at 800 Research Parkway, Suite 100, Oklahoma City, Oklahoma, pursuant to the terms of a lease (the "Presbyterian Lease") with Presbyterian Health Foundation ("Presbyterian"). Approximately 1,000 square feet of such leased space is subleased to OMRF for a technology transfer office. The Presbyterian Lease has a term expiring March 1, 2002, with no rent payable before March 1, 1999, and, thereafter, annual rent is payable at the rate of $15.00 per square foot. As additional consideration for the Presbyterian Lease, Presbyterian received warrants to purchase 20,000 shares of Common Stock at an exercise price of $3.20 per share. The Presbyterian Lease Warrant has a term expiring March 1, 2002. See "Certain Relationships and Related Transactions." The Company's operations are expected to require in early fiscal 1999 an additional 10,000 to 15,000 square feet of laboratory and office space. The Company is in discussions with Presbyterian regarding the lease of such additional space in the office park where the Company's existing office space is located. No lease terms have been determined for such additional space.

LEGAL PROCEEDINGS

       The Company is not now engaged in any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The executive officers and directors of the Company are as follows:

                        NAME                   AGE                TITLE
                        ----                   ---                -----
           Peter G. Livingston(1)              43      President, Chief Executive Officer and Director
           Craig D. Shimasaki, Ph.D.           40      Vice President of Research
           Gary W. Pedersen                    52      Vice President of Marketing and Sales
           Charles E. Seeney                   54      Vice President of Operations and Strategic Development
           G. Carl Gibson                      37      Controller, Treasurer
           William I. Bergman(2)               65      Director
           William A. Hagstrom(3)              40      Director
           J. Vernon Knight, M.D.(1)           80      Director
           David E. Rainbolt(2)                41      Director
           Gilbert M. Schiff, M.D.(3)          65      Director

----------------------

       (1) Class II Director, whose term will expire at the 1999 Annual Meeting of Stockholders.

       (2) Class III Director, whose term will expire at the 2000 Annual Meeting of Stockholders.

       (3) Class I Director, whose term will expire at the 1998 Annual Meeting of Stockholders.


       Under the terms of the Placement Agency Agreement with Spencer Trask Securities Incorporated ("Spencer Trask"), the Company has agreed upon request of Spencer Trask, to elect to the Board of Directors at least one director, reasonably acceptable to Spencer Trask, who is not affiliated with either the Company or Spencer Trask. Spencer Trask has designated Mr. Bergman and Dr. Knight as such directors, and both men have been elected to serve as directors of the Company. Certain stockholders and all executive officers and directors of the Company must vote in favor of such persons nominated by the Placement Agent to stand for election to the Company's Board of Directors, and the Company must use its best efforts, including the solicitation of proxies on behalf of such nominees, to elect such nominees to the Board of Directors.

       The Company's Certificate of Incorporation and Bylaws provide for the division of the Board of Directors into three classes, each class consisting (as nearly as possible) of one-third of the whole. The term of office of one class of directors expires each year, with each class of directors being elected for a term of three years and until the stockholders elect their qualified successors. The Company's Bylaws provide that the Board of Directors by resolution from time to time may fix the number of directors that shall constitute the whole Board of Directors. The Board of Directors has set the number at six.

       Under certain registration rights granted to investors in private placements of securities in 1996 and 1997, the Company must register 837,500 Shares of Common Stock within six months from the closing of this Offering, 2,077,968 13-Month Lock-up Shares upon expiration of the 13-month lock-up period and 109,376 24-Month Lock-up Shares upon expiration of the 24-month lock-up period. See "Risk Factors - Shares Eligible for Future Sale." If the Company fails to register such shares as required, the Company must repurchase the shares at fair market value. If the Company fails to repurchase the shares, such stockholders have the right to elect a majority of the Board of Directors. See "Shares Eligible for Future Sale" and "Description of Securities - Common Stock."

       The following sets forth certain information concerning the directors and executive officers of the Company.

       Peter G. Livingston has served as President and as a director of the Company since its incorporation. From September 1993 until January 1996, he also served as Head, Virology Research Program at OMRF, for the purpose of organizing the Company and continuing the development of the Company's technology. From 1990 to September 1993, he served as President of Symex. From 1988 to 1990, Mr. Livingston was President of Eagle Technologies Company, Inc., which designed and manufactured precision plastic medical/laboratory components. From 1986 to 1988, he was Director of Marketing for Biotechnology for Phillips Petroleum Company. Prior to 1986 he was Director of New Products for McNeil Pharmaceuticals, a division of Johnson & Johnson.

       Craig D. Shimasaki, Ph.D., has served as Vice President of Research and the Company's Acting Section Head of Biochemistry since January 1996. From September 1993 to January 1996 he was employed by OMRF as a Research Scientist. From August 1987 until September 1993, he served as Executive Director of Research and Department Head of Biochemistry of Symex. From October 1983 to July 1987 he worked at Genentech, Inc. as a research associate in its HIV program. Dr. Shimasaki has set up the Company's Biochemistry Department and co-developed and implemented a GMP manufacturing documentation system and manufacturing area. He has developed and optimized fluorescent antibody coupling procedures which have resulted in the investigational ViraSTAT parainfluenza MAb kit. His work includes the purification and characterization of influenza virus and MAbs, and the co-development of the format of the ViraZyme assay. He is a co-inventor of the patent for the method of the ViraZyme influenza viral detection in clinical specimens. Dr. Shimasaki received his B.S. in Biochemistry from the University of California at Davis and his Ph.D. in Molecular Biology and Biotechnology from the University of Tulsa.

       Gary W. Pedersen has served as Vice President for Marketing and Sales since May 1997. From May 1995 to May 1997, Mr. Pedersen participated in various entrepreneurial efforts in the healthcare field. From July 1994 to May 1995 he was Vice President of Marketing at General Medical Corporation. From June 1986 to July 1994, he served in various executive positions at Anago Incorporated, most recently serving as Senior Vice President of Sales and Marketing. Mr. Pedersen holds a B.A. from Oakland University.

       Charles E. Seeney has served as Vice President for Operations and Strategic Development since November 1996. From August 1990 to November 1996, he held positions with Kerr McGee Chemical Company, most recently serving as Manager, New Product Development. From August 1978 to August 1990, Mr. Seeney served as President of IMCERA Bioproducts, Inc., a division of the IMCERA Group. He holds an M.S. in Polymer Science from the Institute of Polymer Science - The University of Akron, and a B.S. in Organic Chemistry from Lincoln University of Missouri.

       G. Carl Gibson has served as Controller and Treasurer since May 1997. From December 1989 to May 1997, he was the Chief Operating Officer of First Commercial Bank, SSB, Lawton and Norman, Oklahoma. From February 1985 to December 1989 he was the Chief Financial Officer at Citizens Bank in Lawton, Oklahoma. Mr. Gibson received his B.A. in Accounting from the University of Oklahoma and is a Certified Public Accountant.

       William I. Bergman has served as a director of the Company since 1996. Since 1990, Mr. Bergman has served as President of the Council on Family Health. Mr. Bergman served in various positions with Richardson-Vicks Inc., a health and personal care products company, from 1952 until he retired in 1990. From 1985 to 1990 he served as President of Richardson-Vicks USA and, contemporaneous therewith, from

1988 to 1990 as Vice President of its parent, the Proctor & Gamble Company. Mr. Bergman serves as a director of Penederm Inc., a publicly held development stage company engaged in developing skin and healthcare products.

       William A. Hagstrom has served as a director of the Company since 1994. Since 1989, he has been President and Chief Executive Officer of UroCor, Inc., which provides a broad range of diagnostic and clinical services to the urology market to assist in the diagnosis, prognosis and management of urological cancers. Prior to joining UroCor, Inc., he was Vice-President of the Scientific Products Division of Baxter-Travenol, a medical products company, where he served in various marketing, sales, product planning and general management positions from 1982 to 1989.

       J. Vernon Knight, M.D., has served as a director of the Company since May 1996. Since 1966 he has held a variety of positions at Baylor College of Medicine, including Professor and Chairman of the Department of Microbiology and Immunology, Director of the Department of the Center for Biotechnology, and Professor and Acting Chairman of the Department of Molecular Physiology and Biophysics, and as Clinical Director of the National Institute of Allergy and Infectious Disease at the National Institutes of Health from 1959 until 1966.

       David E. Rainbolt has served as a director of the Company since January 1997. Since 1984, he has been a director of BancFirst Corporation ("BancFirst"), serving as President and Chief Executive Officer of BancFirst since January 1992 and as Executive Vice President and Chief Financial Officer from July 1984 to December 1991. Mr. Rainbolt was President of Trencor, Inc. from January 1982 to January 1984.

       Gilbert M. Schiff, M.D., has served as a director of the Company since 1994. From 1974 to 1995 he served as President of the Gamble Institute of Medical Research in Cincinnati, Ohio, and from 1974 to 1992 he was Director of the Division of Clinical Research at that institution. The Gamble Institute merged with the Childrens Hospital Research Foundation in October 1995 and became the Gamble Program for Clinical Studies, with Dr. Schiff as the Director.

KEY SCIENTIFIC PERSONNEL

       Komandoor E. Achyuthan, Ph.D., 42, has served as the Company's Section Head of Enzyme Studies since August 1995 and is responsible for analysis of the enzyme interaction of substrate and inhibitor molecules, as well as conducting shelf life studies for the Company's products. From March 1994 to August 1995 he was affiliated with the Noble Research Foundation at OMRF as a Research Scientist, and from July 1986 to February 1994 he served as an Assistant Research Professor at Duke University Medical Center. He received his B.S. in Science and his M.S. and Ph.D. in Biochemistry from Osmania University, Hyderabad, India.

       Joyce A. Hansjergen, 48, has served as Section Head of Hybridoma Development and Viral Studies since January 1996. From September 1993 to January 1996 she was employed by OMRF as a Research Associate. From 1987 until September 1993 she served as Department Head of Cell Culture at Symex. Before joining Symex, Ms. Hansjergen served in a variety of positions in the Research and Development Department at Flow Laboratories, Inc., most recently serving as Lab Manager/Research Associate. Ms. Hansjergen is responsible for the acquisition, propagation and maintenance of the virus strains and isolates needed for the ViraZyme and ViraSTAT technologies. Her responsibilities include in-house pre-clinical studies and viral specificity testing. Ms. Hansjergen received her B.S. in Biology from the University of Cincinnati.

       Avraham Liav, Ph.D., 56, has served as Section Head of Synthetic Organic Chemistry of the Company since January 1996. From September 1993 to January 1996 he was employed by OMRF as a Research Scientist. From January 1990 to September 1993 he was Department Head of Organic Chemistry at Symex. Prior to January 1990 he served as a Senior Research Associate for the National Jewish Center for Immunology and Respiratory Medicine in Denver, Colorado. Dr. Liav developed the purification scheme of the first ViraZyme substrate, and synthesized two substrates which are highly specific to the viral neuraminidase. Dr. Liav is a co-inventor of the patent for the method of the ViraZyme influenza viral detection in clinical specimens. Dr. Liav received his B.S. and M.S. in Chemistry from Hebrew University in Israel. He received his Ph.D. from the Weizmann Institute of Science in Rehovoth, Israel.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

       The following table sets forth all salaries paid by the Company (through reimbursement to OMRF) to its President and Chief Executive Officer for fiscal 1997. No other officer of the Company received compensation in excess of $100,000 during such period. See "Business - Employees."

                                                                                 LONG-TERM
                                                  ANNUAL COMPENSATION          COMPENSATION
                                                  -------------------      ---------------------
                                                                           SECURITIES UNDERLYING
    NAME AND PRINCIPAL POSITION                     YEAR    SALARY              OPTIONS(1)
    ---------------------------                     ----    ------              ----------
     Peter G. Livingston, President and Chief       1997    $120,000              195,000
     Executive Officer

---------------------

(1) Represents shares issuable pursuant to options granted under the Stock Option Plan.

                          OPTION GRANTS IN FISCAL 1997

          The following table sets forth information concerning individual grants of stock options made during fiscal 1997 to the Company's President and Chief Executive Officer.

                                                         PERCENT OF TOTAL
                              NUMBER OF SECURITIES        OPTIONS GRANTED        EXERCISE OR
                               UNDERLYING OPTIONS         TO EMPLOYEES IN           BASE            EXPIRATION
           NAME                   GRANTED(1)                 FISCAL 1997       PRICE PER SHARE         DATE
           ----                   ----------                 -----------       ---------------         ----
     Peter G. Livingston            195,000                   55.7%                $1.00             1/3/2007

--------------------

(1) Represents shares issuable pursuant to options granted under the Plan. Options to purchase 48,750 shares are currently vested and options to purchase an additional 48,750 shares will vest on each of January
       3, 1998, 1999 and 2000.

       The Company currently has key man insurance in the amount of $1.0 million on the life of Mr. Livingston.

       The Company pays its outside directors for their services as directors an annual retainer of $4,000 each, and outside directors have been granted options to purchase shares of the Company's Common Stock. See "- Stock Option Plans - Directors Stock Option Plan."

EXECUTIVE SERVICES AGREEMENTS

       Effective July 1, 1997, the Company entered into an Executive Services Agreement with Peter G. Livingston, providing for annual salary of $120,000, and an annual bonus up to 50%, if and to the extent awarded. The Executive Services Agreement may be terminated by either party at any time upon 30 days notice, provided that Mr. Livingston will be entitled to continuation of his salary and benefits for 12 months in the event of his termination by the Company without cause.

STOCK OPTION PLANS

       ZYMETX, INC. STOCK OPTION PLAN. Under the ZymeTx, Inc. Stock Option Plan (the "Plan"), incentive stock options, as provided in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualified stock options which do not qualify as incentive stock options, may be granted to certain employees. Employees of the Company eligible to participate in the Plan are selected by the Compensation Committee which is appointed by the Board of Directors and which administers the Plan. The Plan was adopted by the Board of Directors and approved by the Company's stockholders in 1994.

       The exercise price of options granted under the Plan may not be less than 100% of the fair market value of the Common Stock at the time of grant. Options granted under the Plan may not be exercised later than 10 years from the date of grant.

       Under the terms of the Plan, aggregate fair market value of shares issuable upon the exercise of incentive stock options granted thereunder exercisable for the first time during any one calendar year may not exceed $100,000. Generally, options granted under the Plan expire upon 30 days following termination of an optionee's employment. Upon termination for any other reasons, options must be exercised within 90 days or within one year after an optionee's death or disability, but in no event later than the originally prescribed term of the option. The Plan shall terminate on May 2, 2004, unless previously terminated by the Board of Directors.

       Subject to the terms of the Plan, the Compensation Committee has the authority to determine all terms and provisions under which options are granted under the Plan, including the individuals to whom such options may be granted, the exercise price and number of shares subject to such options, the time or times during which all or a portion of each option may be exercised, and certain other provisions of each option.

       As of July 31, 1997, an aggregate of 618,750 shares of Common Stock were reserved for issuance under both the Plan and the Directors Plan, as such term is defined below, and 350,000 shares of Common Stock are subject to outstanding options granted under the Plan.

       DIRECTORS STOCK OPTION PLAN. Under the ZymeTx, Inc. Directors Stock Option Plan (the "Directors Plan"), non-qualified stock options may be granted to directors who are not employees of the Company. The Directors Plan was adopted by the Board of Directors and approved by the Company's stockholders in 1994.

       The exercise price of options granted under the Directors Plan may not be less than 100% of the fair market value of the Common Stock at the time of grant. Generally, options granted under the Directors Plan expire 30 days from the date of termination of the director's service on the Board. Upon death or disability, options must be exercised within one year after a director's death or disability, but in no event later than the originally prescribed term of the option. The Plan shall terminate on May 2, 2004, unless previously terminated by the Board of Directors.

       The Compensation Committee also administers the Directors Plan. Subject to the terms of the Directors Plan, the Compensation Committee has the authority to determine all terms and provisions under which options are granted under the Directors Plan, including the individuals to whom such options may be granted, the exercise price and number of shares subject to such options, the time or times during which all or a portion of each option may be exercised, and certain other provisions of each option.

       Options have been granted under the Directors Plan to Mr. Bergman, Mr. Hagstrom, Dr. Knight and Dr. Schiff, for each to purchase 25,000 shares of Common Stock at an exercise price of $1.00 per share. These options vest over a three-year period. For Mr. Hagstrom and Dr. Schiff, one-third of such options was vested on January 3, 1997, the date of grant, and an additional one-third will become vested on each of the next two anniversaries of the date of grant; for Mr. Bergman and Dr. Knight, such options vest one-third per year on each of the next three anniversaries of the date of grant.

COMMITTEES

       The Company has an Audit Committee, a Compensation Committee and a Finance Committee. After completion of this Offering, the Company intends to establish a Scientific Advisory Board consisting of Dr. Knight, Dr. Schiff and other recognized scientists in virology and enzymology.

       AUDIT COMMITTEE. The Audit Committee's functions include: (i) reviewing and recommending to the Board of Directors (subject to stockholder approval) the independent auditors selected to audit the Company's financial statements, including the review and approval of the fees charged for all services by the independent auditors; (ii) reviewing the scope of the annual audit plan; (iii) reviewing the audited financial statements of the Company; (iv) reviewing the management letter comments from the Company's independent auditors, including management's responses and plans of action; (v) reviewing the proposed annual audit plan and objectives, quarterly reports of audit activity, and adequacy of staff; (vi) reviewing from time to time the Company's general policies and procedures with respect to auditing, accounting and the application of resources; (vii) reviewing any other matters and making special inquiries and investigations referred to it by the Board of Directors; and (viii) making other recommendations to the Board of Directors as the committee may deem appropriate. The members of the Audit Committee are William A. Hagstrom and David E. Rainbolt. G. Carl Gibson, Controller and Treasurer of the Company, serves as a non-voting, ex-officio member of the committee.

       COMPENSATION COMMITTEE. The Compensation Committee's functions include:
(i) determining base salaries, annual incentive bonus awards and other compensation awards to the executive officers of the Company; and (ii) administering the Company's Stock Option Plan and Directors Plan. The members of the Compensation Committee are William I. Bergman and William A. Hagstrom.

       FINANCE COMMITTEE. The Finance Committee's functions include, generally, to evaluate and make recommendations to the Board concerning the Company's financing activities, and, specifically, approving matters relating to the 1997 Private Placement and this Offering. The members of the Finance Committee are William A. Hagstrom and David E. Rainbolt.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

       The Company's Bylaws include certain provisions whereby officers and directors of the Company are to be indemnified against certain liabilities. The Certificate of Incorporation of the Company also limits, to the fullest extent permitted by Delaware law, a director's liability for monetary damages for breach of fiduciary duty, including gross negligence. Under Delaware law, however, a director's liability cannot be limited for (i) breach of the director's duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) the unlawful payment of a dividend or unlawful stock purchase redemption; or (iv) any transaction from which the director derives an improper personal benefit. Delaware law does not eliminate a director's duty of care and this provision has no affect on the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

       The Company has entered into indemnification agreements with each of its current directors which provide for the indemnification of and the advancement of expenses to such persons in instances where such persons are named in any suit resulting from their tenure as a director of the Company. The Company believes the limitation of liability provisions in the Certificate of Incorporation, Bylaws and, should they become applicable, the indemnification agreements, facilitate the Company's ability to continue to attract and retain qualified individuals to serve as directors of the Company. In addition, the Company intends to obtain directors' and officers' liability insurance.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       As described below, on December 22, 1995, the Company, OMRF, ZymeTx Purchase Partners ("ZPP") and Presbyterian entered into a Recapitalization Letter of Intent (the "Recapitalization Letter of Intent"), which provided, in general, for financing of the Company's operations for five months and the transfer of technology and the provision of certain administrative and personnel support by OMRF to the Company.

       On January 16, 1996, pursuant to the terms of the Recapitalization Letter of Intent, OMRF, ZPP and Presbyterian (the "Bridge Lenders") and the Company entered into a Bridge Loan Agreement (the "Bridge Loan Agreement"), under which the Bridge Lenders made loans (the "Bridge Loans") of an aggregate principal amount of $350,500. OMRF, ZPP and Presbyterian made Bridge Loans in the principal amounts of $87,500, $175,500 and $87,500, respectively. The Bridge Loans were evidenced by promissory notes (the "Bridge Notes"), which bore interest at 8% per annum. On July 29, 1996, the Company repaid all outstanding Bridge Notes, except for Bridge Notes aggregating $87,500 held by Presbyterian, which were ultimately canceled and converted into 27,344 shares of Common Stock.

       As additional consideration for the Bridge Loans, the Company issued to the Bridge Lenders the Bridge Warrants, each of which entitles the holder thereof to purchase one share of Common Stock for $3.20. OMRF, ZPP and Presbyterian were issued Bridge Warrants entitling them to purchase 21,875 shares, 43,875 shares and 21,875 shares of Common Stock, respectively. The Bridge Warrants will expire on March 1, 2004.

       Pursuant to the terms of the Recapitalization Letter of Intent, ZPP purchased 750,000 shares of Common Stock at a purchase price of $.004 per share. The Recapitalization Letter of Intent also set out the terms of the OMRF License and the Company's financial obligations thereunder, as well as OMRF's commitment to purchase securities in the Company's 1996 Private Placement equivalent to 101,562 shares of Common Stock at $3.20 per share. See
"Business - Intellectual Property."

       In connection with the Recapitalization Letter of Intent, the Company and Spencer Trask entered into a Placement Agency Agreement dated May 22, 1996 (the "1996 Placement Agency Agreement"), relating to the 1996 Private
Placement, pursuant to which the Company sold Series A Preferred at a Common Stock equivalent price of $3.20 per share. Kevin Kimberlin is an affiliate of Spencer Trask. As a consequence of the closing of the 1996 Private Placement, the Company paid agent's fees and expenses of $565,290 to Spencer Trask, which is equal to 10% of subscriptions from non-affiliates from the 1996 Private Placement, and a non-accountable expense allowance equal to 2% of such subscriptions. In addition, the Company issued to Spencer Trask warrants ("1996 Placement Agent Warrants") to purchase 236,930 shares of Common Stock, which was equal to 15% of the number of shares of Common Stock issuable upon conversion of the securities sold by Spencer Trask in the 1996 private placement of securities (the "1996 Private Placement"). The exercise price of the 1996 Placement Agent's Warrants is $3.20 per share. The 1996 Placement Agent's Warrants will be exercisable until July 2, 2004.

       The Company granted Spencer Trask a right of first refusal for five years from July 29, 1996 to purchase for its own account or to act as underwriter or agent for any proposed public or private offering of the Company's securities by the Company or any officer, director or holder of 5% of more of the Company's Common Stock outstanding immediately preceding July 29, 1996. Such right entitles Spencer Trask to purchase or sell such securities on terms no less favorable than the Company or its principal stockholders can obtain elsewhere.

       The Recapitalization Letter of Intent also provided for employment of the Company's staff by OMRF. Accordingly, on July 24, 1996, the Company and OMRF entered into an Employee Services Agreement. See "Business - Employees." In addition, the Recapitalization Letter of Intent provided that the Company will have access to OMRF's computer network for computer operations and to OMRF's laboratories on an "at cost" basis as needed. See "Business - OMRF Support."

       Since the closing of the 1996 Private Placement, the shares of Common Stock and Bridge Warrants held by ZPP were distributed to the partners of ZPP, consisting of Kimberlin Family Partners, L.P. and ML Oklahoma Venture Partners, Limited Partnership ("MLOK"). Kimberlin Family Partners, L.P. and an affiliated partnership received 450,000 shares of Common Stock in such distribution and all 43,875 Bridge Warrants. MLOK received 300,000 shares of Common Stock in such distribution. Kevin Kimberlin is also an affiliate of Kimberlin Family Partners, L.P.

       On July 2, 1997, the Company and Spencer Trask entered into a Series C Placement Agency Agreement (the "1997 Placement Agency Agreement") relating to the 1997 Private Placement, pursuant to which the Company sold Series C Preferred at a Common Stock equivalent price of $4.00 per share. As a consequence of the closing of the 1997 Private Placement, the Company paid agent's fees and expenses of approximately $690,000 to Spencer Trask, which is equal to 10% of the sales proceeds from the 1997 Private Placement and a non-accountable expense allowance equal to 2% of such sales proceeds. In addition, the Company issued to Spencer Trask warrants (the "1997 Placement Agent Warrants") to purchase 215,625 shares of Common Stock, which was equal to 15% of the number of shares of Common Stock issuable upon conversion of the securities sold by Spencer Trask in the 1997 Private Placement. The exercise price of the 1997 Placement Agent's Warrants is $4.00 per share. The 1997 Placement Agent's Warrants are exercisable until July 2, 2004.

                             PRINCIPAL STOCKHOLDERS

       The following table sets forth certain information regarding the beneficial ownership of the Company's voting securities as of August 1, 1997, and as adjusted to reflect the sale of the Common Stock offered hereby, by (i) each person known by the Company to own beneficially more than 5% of Common Stock; (ii) by each director; and (iii) all of the directors and executive officers of the Company as a group.

                                                                                      PERCENT OF CLASS(1)
                                                                                   ------------------------
                                                                NUMBER OF SHARES
                                                                  BENEFICIALLY      BEFORE          AFTER
           NAME AND ADDRESS                                         OWNED(1)       OFFERING        OFFERING
           ----------------                                     -----------------  --------        --------
           Kevin Kimberlin (2)                                       516,851        12.5%            8.0%
           c/o Spencer Trask Securities Incorporated
           535 Madison Avenue
           New York, New York 10022

           OMRF (3)                                                  321,294         8.0%            5.1%
           825 N.E. 15th Street
           Oklahoma City, Oklahoma 73105

           ML Oklahoma Venture Partners,                             300,000         7.5%            4.8%
               Limited Partnership
           c/o Merrill Lynch & Co.
           World Financial Center
           South Tower, 14th Floor
           New York, New York 10080-6114

           US Ventech, Inc. (4)                                      456,250        11.5%            7.3%
           c/o Friedli Corporate Finance
           AG Freigustrasse 5
           Zurich, Switzerland 8002

           Peter G. Livingston (5)                                    48,750         1.2%               *

           William I. Bergman                                             --           --              --

           William A.  Hagstrom (5)                                    8,334            *               *

           J. Vernon Knight, M.D.                                         --           --              --

           David E. Rainbolt (6)                                       7,813            *               *

           Gilbert M. Schiff, M.D. (5)                                 8,334            *               *

           All Directors and Executive Officers as a                  85,731         2.1%            1.4%
           Group (9 persons)(7)

----------------------------

* Represents less than 1%.

(1) The persons named in this table have sole voting and investment power with respect to all of the securities shown as beneficially owned by them, except as indicated in the other footnotes to this table. Beneficial ownership is determined in accordance with the rules and regulations of the United States Securities and Exchange Commission. Shares of Common Stock subject to options currently exercisable or exercisable on or before October 12, 1997 ("Currently Exercisable Options") are deemed outstanding for purposes of computing the percentage for such person and all officers and directors as a group, but are not deemed outstanding in computing the percentage of any other person.

(2) Kevin Kimberlin is an affiliate of the Placement Agent. The shares beneficially owned by Mr. Kimberlin include shares held by Oshkim Limited Partners, L.P. ("Oshkim") and 164,351 shares of Common Stock subject to warrants held by Oshkim, Spencer Trask Holdings, Inc. and Kimberlin Family Partners, L.P. See "Certain Relationships and Related Transactions."

(3) Includes 27,542 shares of Common Stock subject to Bridge Warrants and License Warrants held by OMRF. See "Certain Relationships and Related Transactions."

(4) Includes 300,000 shares beneficially owned by Venturetec Inc., an affiliate of US Ventech, Inc., which disclaims the beneficial ownership of such shares. Venturetec Inc. disclaims beneficial ownership of the shares of Common Stock beneficially owned by US Ventech, Inc.

(5)    Represents shares subject to Currently Exercisable Options.

(6)    Includes shares beneficially owned by Trend Venture Corp.

(7)    Includes 77,918 shares subject to Currently Exercisable Options.


                           DESCRIPTION OF SECURITIES

COMMON STOCK

       The Company is authorized to issue 30,000,000 shares of Common Stock, par value $.001 per share, of which 3,975,662 shares are currently issued and outstanding. Holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors from assets legally available for that purpose after payment of dividends required to be paid on outstanding shares of Preferred Stock, if any, and are entitled at all meetings of stockholders to one vote for each share held by them. The shares of Common Stock are not redeemable and do not have any pre-emptive or conversion rights. All of the outstanding shares of Common Stock are fully paid and nonassessable. In the event of a voluntary or involuntary winding up or dissolution, liquidation, or partial liquidation of the Company, holders of Common Stock shall participate, pro rata, in any distribution of the assets of the Company remaining after payment of liabilities subject to the prior distribution rights of any outstanding shares of Preferred Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of Preferred Stock, if any.

       If the Company does not satisfy certain registration rights granted to investors in the 1996 Private Placement or the 1997 Private Placement, and the Company has not repurchased the Common Stock owned by such investors at fair market value at the time of such failure to register, such investors shall have the right to elect a majority of the Company's Board of Directors. Under these registration rights, the Company is required to file a registration statement covering 837,500 shares of Common Stock within six months of the closing of this Offering, and an additional registration statement covering 2,077,968 13-Month Lock-up Shares upon expiration of the 13-month period from the closing of this Offering and 109,376 24-Month Lock-up Shares upon expiration of the 24-month lock-up period from the closing of the Offering. Therefore, even though the shares of Common Stock subject to registration rights represent collectively only 48.2% of the issued and outstanding Common Stock, in the event the Company does not satisfy the registration rights of those investors or repurchase such shares, those investors would have the right to elect a majority of the Board of Directors. It is anticipated that the Company will register or repurchase these shares.

       As of August 11, 1997, there were 273 holders of record of Common Stock.

PREFERRED STOCK

       The Company is authorized to issue 12,000,000 shares of Preferred Stock, par value $.001 per share. The Preferred Stock may be issued in one or more series, with such voting powers, designations, preferences, rights, qualifications, limitations and restrictions as shall be set forth in a resolution of the Company's Board of Directors providing for the issue thereof. The issuance of Preferred Stock, while providing flexibility in connection with possible financing, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of Common Stock and, under certain circumstances, be used as a means of discouraging, delaying or preventing a change in control of the Company. At the closing of this Offering, the Company will have no shares of Preferred Stock outstanding.

CERTAIN ANTI-TAKEOVER PROVISIONS

       Certain provisions of the Company's Certificate of Incorporation and Bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

       Classified Board. The Company's Certificate of Incorporation provides that (i) the Board of Directors is divided into three classes of as equal size as possible; (ii) the number of directors is to be fixed from time to time by the Board; and (iii) the term of office of each class expires in consecutive years so that each year only one class is elected. These provisions may render more difficult a change in control of the Company or the removal of incumbent management.

       No Stockholder Action by Written Consent; Special Meetings. The Company's Certificate of Incorporation provides that no action shall be taken by stockholders except at an annual or special meeting of stockholders, and prohibits action by written consent in lieu of a meeting unless approved by the Board of Directors. See "Risk Factors - Anti-takeover Provisions." The Company's Bylaws provide that, unless otherwise proscribed by law, special meetings of stockholders can only be held pursuant to a resolution of the Board of Directors or upon the request of stockholders holding a majority of the issued and outstanding shares of Common Stock.

       Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws establish an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors as well as for other stockholder proposals to be considered at stockholders' meetings.

       Notice of stockholder proposals and director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the matters are to be acted upon or directors are to be elected. In all cases, to be timely, notice must be received at the principal executive offices of the Company not less than 40 days before the meeting, or, if on the day notice of the meeting is given to the stockholders less than 45 days remain until the meeting, (i) five days after notice is given but not less than five days prior to the meeting in the case of stockholder proposals; and (ii) 10 days after notice is given in the case of director nominations.

       Notice to the Company from a stockholder who proposes to nominate a person at a meeting for election as a director must contain all information about that person as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee (including such person's written consent to serve as a director if so elected) and certain information about the stockholder proposing to nominate that person. Stockholder proposals must also include certain specified information.

       These limitations on stockholder proposals do not restrict a stockholder's right to include proposals in the Company's annual proxy materials pursuant to rules promulgated under the Securities Exchange Act of 1934, as amended.

DELAWARE GENERAL CORPORATION LAW

       Section 203 of the Delaware Act prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock; or (iii) on or after such date the business combination is approved by the Board of Directors and by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The effect of such statute may be to discourage certain types of transactions involving an actual or potential change in control of the Company.

TRANSFER AGENT

       The transfer agent for the Common Stock is Liberty National Bank & Trust Company of Oklahoma City, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

       Prior to this Offering, there has been no public market for the Company's Common Stock. Sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock.

       Upon completion of the Offering, the Company will have outstanding 6,275,662 shares of Common Stock. Of these shares all of the 2,300,000 shares sold in the Offering (assuming no exercise of the Underwriters' overallotment option) will be transferable without restriction or further registration under the Securities Act, unless they are held by "affiliates" of the Company within the meaning of Rule 144 promulgated under the Securities Act. Of the remaining shares, 3,932,162 shares are Restricted Shares, and, as such, may not be sold in the absence of registration under the Securities Act or an exemption therefrom under Rules 144 and 701, and 43,500 shares are eligible for sale without restriction or further registration under Rule 144(k), unless they are held by "affiliates" of the Company or subject to "lock-up" agreements summarized below.

       Of the Restricted Shares, 2,077,968 shares are 13-Month Lock-up Shares, and 864,065 shares are 24-month Lock-up Shares, or cumulatively approximately 46.9% of the outstanding shares of Common Stock after the Offering. See "Risk Factors - Shares Eligible For Future Sale."

Upon expiration of the respective 13-month and 24-month lock-up periods, these shares will be eligible for immediate resale, subject, in certain cases, to certain volume, timing and other requirements of Rule 144 promulgated under the Securities Act. The Company has agreed to file, at the expiration of each such lock-up period, a registration statement under the Securities Act covering such shares.

       The Company has agreed to file, within six months of the closing of this Offering, a registration statement under the Securities Act covering 837,500 Restricted Shares, or approximately 13.3% of the outstanding shares of Common Stock after the Offering. These Restricted Shares are not subject to the "lock-up" agreements summarized above. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock. See "Underwriting."

       In general, under Rule 144, any person (or persons whose shares are aggregated for purposes of Rule 144) who beneficially owns Restricted Shares with respect to which at least one year has elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company, is entitled to sell, within any three month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock of the Company; or (ii) the average weekly trading volume in Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions and notice requirements, and to the availability of current public information about the Company. A person who is not an affiliate, has not been an affiliate within 90 days prior to sale and who beneficially owns Restricted Shares with respect to which at least two years have elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company, is entitled to sell such shares under Rule 144(k) without regard to any of the volume limitations or other requirements described above.

       In addition to the outstanding shares of Common Stock, there are 565,847 shares of Common Stock subject to outstanding warrants at a weighted average exercise price of $3.50 per share. Such warrants are exercisable for a period expiring at various dates between 2003 and 2004. The Company has granted the holders of such warrants certain registration rights relating to the Common Stock purchasable upon the exercise of such warrants. These warrants are subject to either the 13-month or the 24-month lock-up period.

       The Company can make no prediction as to the effect, if any, that sales of shares of Common Stock or the availability of shares for sale will have on the market price of Common Stock. Nevertheless, sales of significant amounts of Common Stock could adversely affect the prevailing market price of Common Stock, as well as impair the ability of the Company to raise capital through the issuance of additional equity securities. Prior to this Offering, there has been no trading market for the Common Stock. The Company anticipates that the trading market in the Common Stock, if any, will be limited based upon the number of shares currently outstanding and anticipated to be sold in this Offering.

       As of the date of this Prospectus, the Company had reserved an aggregate of 618,750 shares of Common Stock for issuance pursuant to the Company's stock option plans, and options to purchase 450,000 shares were outstanding on June 30, 1997. As soon as practicable following the Offering, the Company intends to file a registration statement under the Securities Act to register shares of Common Stock reserved for issuance under such plans. Such registration statement will automatically become effective immediately upon filing, however these securities are subject to the 24-month lock-up period. See
"Management - Stock Option Plan" and "- Directors Stock Option Plan."

                                  UNDERWRITING

       Each of the underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of Shares set forth opposite their respective names below. The nature of the obligations of the Underwriters is such that if any of such shares are purchased, all must be purchased.

                 Name                                         Number of Shares
                 ----                                         ----------------
                 Capital West Securities, Inc.
                 Millennium Financial Group, Inc.
                 ComVest Partners, Inc.
                 Total                                           2,300,000

       The Underwriters have advised the Company that they propose initially to offer the Common Stock offered hereby to the public at the price to public set forth on the cover page of this Prospectus. The Underwriters may allow a concession to selected dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") not in excess of $ per Share, and the Underwriters may allow, and such dealers may reallot, to members of the NASD a concession not in excess of $ per share. After the public offering, the price to public, the concession and the reliance may be changed by the Underwriters.

       Capital West Securities, Inc., one of the Underwriters, was first registered as a broker-dealer in May 1995. Capital West has participated in only seven public equity offerings as an underwriter, although certain of its employees have had experience in underwriting public offerings while employed by other broker-dealers. Prospective purchasers of the securities offered hereby should consider Capital West's limited underwriting experience in evaluating this Offering.

       The Company has granted an option to the Underwriters, exercisable within 45 business days after the date of this Prospectus, to purchase up to an aggregate of 345,000 additional shares of Common Stock at the initial price to public, less the underwriting discount, set forth on the cover page of this Prospectus. The Underwriters may exercise the option only for the purpose of covering over-allotments . To the extent that the Underwriters exercise such option, each Underwriter will be committed, subject to certain conditions, to purchase from the Company on a pro rata basis that number of additional shares of Common Stock which is proportionate to such Underwriters' initial commitment.

       The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

       The Company has agreed to pay to the Underwriters a nonaccountable expense allowance of 3% of the gross proceeds derived from the sale of the shares of Common Stock underwritten (including the sale of any shares of Common Stock subject to the Underwriters' over-allotment option), $75,000 of which has been paid as of the date of this Prospectus. The Company also has agreed to pay all expenses in connection with qualifying the Common Stock offered hereby for sale under the laws of such states as the Underwriters may designate, including filing fees and fees and expenses of counsel retained for such purposes by the Underwriters, and registering the Offering with the NASD.

       In connection with this Offering, the Company has agreed to sell to the Underwriters, for a price of $.001 per warrant, warrants (the "Underwriters' Warrants") to purchase shares of Common Stock equal to 10% of the total number of shares of Common Stock sold pursuant to this Offering, excluding shares subject to the over-allotment option. The Underwriters' Warrants are exercisable at a price equal to 120% of the initial public offering price ($8.40 assuming an initial public offering price of $7.00 per Share (the mid-point of the range set forth on the cover of this Prospectus)) for a period of four years commencing one year from the date of this Prospectus (the "Exercise Period"). The Underwriters' Warrants grant to the holders thereof, with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the Underwriters' Warrants, one demand registration right during the Exercise Period, as well as piggyback registration rights at any time.

       Each person known to own beneficially more than 5% of the Company's issued and outstanding Common Stock have agreed for a period of 13 months after the date of this Prospectus, they will not offer, sell or otherwise dispose of any shares of Common Stock beneficially owned or controlled by them (including subsequently acquired shares) without the prior written consent of Capital West which consent shall not be unreasonably withheld. The Company and its executive officers, directors and certain affiliates have agreed to enter into similar lock-up agreements, except that the term thereof is 24 months.

       At the Company's request, the Underwriters have reserved up to 70,000 shares of Common Stock (the "Directed Shares") for sale at the public offering price to approximately 25 persons who are directors, officers or employees of, or otherwise associated with, the Company and who have advised the Company of their desire to participate in its potential future growth. Each director and executive officer who is a purchaser of Directed Shares will be required to agree to restrictions on resale similar to those described in the immediately preceding paragraph. However, the Underwriters are not obligated to sell any shares to any such persons. The number of Shares available for sale to the general public will be reduced to the extent of sales of Directed Shares to any of the persons for whom they have been reserved. Any shares not so purchased will be offered by the Underwriters on the same basis as all other shares offered hereby.

       Prior to this Offering, there has been no market for the Common Stock and there can be no assurance that a regular trading market will develop upon the completion of this Offering. The initial public offering price was determined by negotiations between the Company and the Underwriters. The primary factors considered in determining such offering price included the history of and prospects for the Company's business and the industry in which the Company competes, market valuation of comparable companies, market conditions for public offerings, the prospects for future earnings of the Company, an assessment of the Company's management, the general condition of the securities markets, the demand for similar securities of comparable companies and other relevant factors.

       The Underwriters have advised the Company that the Underwriters do not expect any sales by the Underwriters to accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

       The validity of the issuance of the shares of Common Stock offered hereby has been passed upon for the Company by Phillips McFall McCaffrey McVay & Murrah, P.C., Oklahoma City, Oklahoma ("Phillips McFall"). Douglas A. Branch, a shareholder and director of Phillips McFall, serves as the Secretary of the Company. Bright & Barnes, P.C., Oklahoma City, Oklahoma, has served as counsel to the Underwriters in connection with this Offering.


                                    EXPERTS

       The financial statements of ZymeTx, Inc. at June 30, 1996, and for the years ended June 30, 1995 and 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as an expert in accounting and auditing.

                             ADDITIONAL INFORMATION

       The Company has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company has filed a Registration Statement on Form SB-2 (the "Registration Statement") with the Commission under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and in the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus concerning the provisions of documents filed with the Registration Statement as exhibits and schedules are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge and copied upon payment of the charges prescribed by the Commission at the Public Reference Room of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

                                    GLOSSARY

       Active Site - means that portion of an enzyme that acts upon a molecule changing the molecule through the action.

       Adenovirus - comprises 47 known serotypes of viruses belonging to the family adenoviridae. These viruses can cause respiratory disease, keratoconjunctivitis, diarrhea, cystitis and other diseases.

       Antibody - means a protein molecule produced by lymphocytes following introduction of a foreign entity. The purpose of the antibody is to assist in elimination of the foreign entity from the body.

       Capitated Lives - A population of individuals covered by health insurance that represent a level payment per life to a health care organization in return for an agreed upon level of health coverage.

       Chromogen - means a molecule or compound capable of absorbing light in the visible spectrum, such that a color is observed visually, or its absorbance characteristics are measured by an instrument.

       Cytomegalovirus - means a sub-family of the Herpesviridae. These viruses cause latent infection in the salivary glands.

       Deoxyribonucleic Acid (DNA) - means the genetic blueprint for encoding all RNA and ultimately the hereditary material for all life.

       Gene Probe - means a molecule that reacts with the genetic material of a cell and is used to detect the presence of the cell by the unique map of the genetic material.

       GMP - means Good Manufacturing Procedures, a set of standards to which the FDA requires adherence in order for an organization to sell its products to the consumer.

       Herpes Simplex Virus - means a virus from the family Herpesviridae, subfamily Alphaherpesvirinae, genus Human Herpes Virus group. Causes "cold sores," particularly in young children. The virus can also pass along nerves and become latent in ganglia from which it is reactivated by stimuli such as colds and sunlight.

       Influenza Virus - means a virus from the family Orthomyxoviridae. There are three genera, A, B, C; A&B are most common to humans, while C rarely causes significant infection.

       Inhibitor - means a molecule that is recognized by an enzyme and locks into the active site thus reducing the ability of the enzyme to act upon other molecules.

       Monoclonal Antibody (MAb) - means an antibody derived from a single B-cell, raised against a single localized area on the molecular surface of a protein, nucleic acid or polysaccharide. These antibodies are highly specific for a particular part of a macromolecule.

       Neuraminidase - means an enzyme of the family Sialidase that acts upon neuraminic acid and like compounds.

       POC - means point-of-care. This refers to the site where a test is actually conducted.

       Rational Design - a method of designing a molecule based upon the foreknowledge of the desired structural characteristics being sought.

       Recognition Portion - means a chemical entity capable of acting with the active site of an enzyme.

       Respiratory Syncytial Virus (RSV) - means a virus that infects humans, usually children, which is an important cause of acute respiratory disease.

       Ribonucleic Acid (RNA) - means the genetic material that encodes protein.

       Sensitivity - means the measure of actual positives versus the sum of false positives and false negatives in a diagnostic test. A high value indicates that the test detects even low levels of the desired target. A low value indicates that detection occurs at higher levels of infection.

       Specificity - means the measure of actual negatives versus the sum of actual negatives and false positives in a diagnostic test. A high value indicates that the test detects only the desired target. A low value is indicative of detection of similar but not targeted entities.

       Substrate - means the molecule acted upon by an enzyme resulting in a change to the molecule.

       Virus - (Latin meaning: poison or slime) infectious units comprising either RNA or DNA enclosed in a protective coat which contain information that permit them to replicate themselves once they have inserted themselves into host cells.

       X-ray Crystallography - a method of structural analysis of a substance whereby crystals of the substance are grown and analyzed using 3-dimensional computer aided designs.

                         Index to Financial Statements


Report of Independent Auditors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-2
Balance Sheets at June 30, 1996 and March 31, 1997 (unaudited)  . . . . . . . . . . . . F-3
Statements of Operations for the years ended June 30, 1995 and 1996 and
  the nine months ended March 31, 1996 and 1997 (unaudited)   . . . . . . . . . . . . . F-4
Statements of Stockholders' Equity for the years ended June 30, 1995 and 1996 and the nine months ended March 31, 1997 (unaudited)  . . . . . . . . . . . . . . . . . . F-5
Statements of Cash Flows for the years ended June 30, 1995 and 1996 and
  the nine months ended March 31, 1996 and 1997 (unaudited)   . . . . . . . . . . . . . F-6
Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-7

                         Report of Independent Auditors

The Board of Directors and Stockholders
ZymeTx, Inc.

We have audited the accompanying balance sheet of ZymeTx, Inc. (a development stage company) as of June 30, 1996, and the related statements of operations, stockholders' equity and cash flows for the years ended June 30, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ZymeTx, Inc. (a development stage company) at June 30, 1996, and the results of its operations and its cash flows for the years ended June 30, 1995 and 1996 in conformity with generally accepted accounting principles.




                                                            ERNST & YOUNG LLP

Oklahoma City, Oklahoma
July 17, 1997,
except for the first paragraph of Note 8, as to which the date is August 7, 1997

                                  ZymeTx, Inc.
                         (A Development Stage Company)

                                 Balance Sheets

                                                                        JUNE 30,     MARCH 31,
                                                                         1996           1997
                                                                      -----------    -----------
                                                                                     (Unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                                          $    39,469    $   675,991
   Marketable securities, available-for-sale                                 --        1,571,948
   Inventory                                                                 --           64,088
   Prepaid insurance and other                                               --           19,126
                                                                      -----------    -----------
Total current assets                                                       39,469      2,331,153

Property, equipment and leasehold improvements, net
   (Notes 2 and 3)                                                         32,750        327,109
Proprietary technology and other intangibles, net (Note 4)                   --          121,777
Deferred offering costs                                                    58,906           --
Other, net                                                                  1,182            449
                                                                      -----------    -----------
Total assets                                                          $   132,307    $ 2,780,488
                                                                      ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                   $   115,415    $   305,254
   Other                                                                     --            3,040
                                                                      -----------    -----------
Total current liabilities                                                 115,415        308,294

Long term obligations--
   Notes and interest payable due after one year:
       Stockholders (Note 4)                                              356,761        252,975
       Other                                                               32,751           --
   Deferred lease rentals (Note 3)                                           --           29,508

Redeemable preferred stock--Series B (156,250 shares issued
   and outstanding at March 31, 1997) (Note 5)                               --          125,000

Stockholders' equity (Notes 5, 6 and 8):
   Preferred stock $.001 par value; 9,843,750 shares
      authorized--Series A (6,318,125 shares issued and
      outstanding at March 31, 1997)                                         --            6,318
   Common stock $.001 par value; 16,500,000 shares authorized;
      (43,500 and 919,568 shares issued and outstanding at June 30,
      1996 and March 31, 1997, respectively)                                   44            920
   Additional paid-in capital                                               1,956      4,410,198
   Deficit accumulated during the development stage                      (374,620)    (2,352,725)
                                                                      -----------    -----------
Total stockholders' equity (deficit)                                     (372,620)     2,064,711
                                                                      -----------    -----------
Total liabilities and stockholders' equity                            $   132,307    $ 2,780,488
                                                                      ===========    ===========


See accompanying notes.

                                  ZymeTx, Inc.
                         (A Development Stage Company)

                            Statements of Operations

                                                      YEAR ENDED                NINE MONTHS ENDED
                                                       JUNE 30,                    MARCH 31,
                                                 1995           1996           1996           1997
                                              --------------------------    --------------------------
                                                                                   (Unaudited)
Revenues:
  Sales                                       $     9,197    $     7,756    $     6,660    $     7,069
  Other                                              --             --             --            1,303
                                              -----------    -----------    -----------    -----------
Total revenues                                      9,197          7,756          6,660          8,372

Operating expenses:
  Research and development                         10,441        268,731        132,984        737,481
  Cost of sales                                      --             --             --            2,200
  Acquired technology and patent costs from
    OMRF (Note 4)                                    --             --             --          958,505
  General and administrative                          757         98,911         40,387        298,526
  Depreciation and amortization                      --              426            320         20,054
                                              -----------    -----------    -----------    -----------
Total operating expenses                           11,198        368,068        173,691      2,016,766
                                              -----------    -----------    -----------    -----------
Loss from operations                               (2,001)      (360,312)      (167,031)    (2,008,394)

Other income (expense):
  Interest income                                    --             --             --           75,961
  Dividend income                                    --             --             --              457
  Interest expense (Note 4)                        (2,969)        (9,338)        (3,476)       (46,129)
                                              -----------    -----------    -----------    -----------
Total other income (expense)                       (2,969)        (9,338)        (3,476)        30,289
                                              -----------    -----------    -----------    -----------
Net loss                                           (4,970)      (369,650)      (170,507)    (1,978,105)

Preferred stock dividends                            --             --             --           (6,267)
                                              -----------    -----------    -----------    -----------
Net loss applicable to common stock           $    (4,970)   $  (369,650)   $  (170,507)   $(1,984,372)
                                              ===========    ===========    ===========    ===========

Net loss per common and common
   equivalent share                           $      --      $      (.27)   $      (.12)   $     (1.44)
                                              ===========    ===========    ===========    ===========


Weighted average common and common
   equivalent shares outstanding                1,374,334      1,374,334      1,374,334      1,374,827
                                              ===========    ===========    ===========    ===========

Supplemental net loss per common and common
   equivalent share                                          $      (.12)                  $      (.66)
                                                             ===========                   ===========

Supplemental weighted average common and
   common equivalent shares outstanding                        2,992,928                     2,993,421
                                                             ===========                   ===========



See accompanying notes.

                                  ZymeTx, Inc.
                         (A Development Stage Company)

                       Statements of Stockholders' Equity



                                  CONVERTIBLE                                             DEFICIT
                                 PREFERRED STOCK--                                       ACCUMULATED     TOTAL
                                  SERIES A           COMMON STOCK          ADDITIONAL    DURING THE   STOCKHOLDERS'
                                 ---------------------------------------     PAID-IN     DEVELOPMENT     EQUITY
                                   SHARES       PAR VALUE       SHARES      PAR VALUE      CAPITAL        STAGE        (DEFICIT)
                                 -----------   -----------   -----------   -----------   -----------   -----------    -----------
Balance at June 30, 1994                --     $      --          43,500   $        44   $     1,956   $      --      $     2,000


Net loss                                --            --            --            --            --          (4,970)        (4,970)
                                 -----------   -----------   -----------   -----------   -----------   -----------    -----------
Balance at June 30, 1995                --            --          43,500            44         1,956        (4,970)        (2,970)

Net loss                                --            --            --            --            --        (369,650)      (369,650)
                                 -----------   -----------   -----------   -----------   -----------   -----------    -----------
Balance at June 30, 1996                --            --          43,500            44         1,956      (374,620)      (372,620)

Issuance of common stock
  (unaudited)                           --            --         876,068           876         2,628          --            3,504
Issuance of Series A Preferred
  Stock, net of offering
  expenses of $642,568
  (unaudited)                      6,318,125         6,318          --            --       4,405,614          --        4,411,932
Net loss (unaudited)                    --            --            --            --            --      (1,978,105)    (1,978,105)
                                 -----------   -----------   -----------   -----------   -----------   -----------    -----------
Balance at March 31, 1997
  (unaudited)                      6,318,125   $     6,318       919,568   $       920   $ 4,410,198   $(2,352,725)   $ 2,064,711
                                 ===========   ===========   ===========   ===========   ===========   ===========    ===========





See accompanying notes.

                                  ZymeTx, Inc.
                         (A Development Stage Company)

                            Statements of Cash Flows

                                                           YEAR ENDED                 NINE MONTHS ENDED
                                                             JUNE 30,                      MARCH 31,
                                                    --------------------------    --------------------------
                                                       1995           1996           1996           1997
                                                    --------------------------    --------------------------
                                                                                          (Unaudited)
CASH FLOW FROM OPERATING ACTIVITIES
Net loss                                            $    (4,970)   $  (369,650)   $  (170,507)   $(1,978,105)
Adjustments to reconcile net loss to net cash
  provided (used) by operating activities:
    Depreciation and amortization                         8,693          9,004          6,728         35,135
    Acquired technology and patent costs from
      OMRF                                                 --             --             --          336,422
    Accretion of interest                                  --            6,261          1,101         37,910
    Deferred lease rentals                                 --             --             --           29,508
    Changes in operating assets and liabilities:
         Prepaid insurance and other                       --             --             --          (19,126)
         Inventory                                         --             --             --            2,200
         Accounts payable                                 1,386        114,347         59,430        189,839
         Other liabilities                                 --             --             --            3,040
                                                    -----------    -----------    -----------    -----------
Total adjustments                                        10,079        129,612         67,259        614,928
                                                    -----------    -----------    -----------    -----------
Net cash provided (used) by operating activities          5,109       (240,038)      (103,248)    (1,363,177)

CASH FLOW FROM INVESTING ACTIVITIES
Purchase of marketable securities                          --             --             --       (1,571,948)
Purchase of property, equipment and leasehold
     improvements                                       (42,903)        (7,544)        (4,217)      (313,909)
Purchase of inventory, proprietary technology and
     other intangibles (Note 4)                            --             --             --         (202,917)
                                                    -----------    -----------    -----------    -----------
Net cash used by investing activities                   (42,903)        (7,544)        (4,217)    (2,088,774)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from issuance of notes payable                  42,010        350,500        123,123           --
Payments on notes payable                                  --           (9,259)          --         (297,865)
Proceeds from issuance of common stock                     --             --             --            3,000
Proceeds from issuance of preferred stock --
  Series A, net                                            --          (58,906)          --        4,383,338
                                                    -----------    -----------    -----------    -----------
Net cash provided by financing activities                42,010        282,335        123,123      4,088,473
                                                    -----------    -----------    -----------    -----------
Net increase in cash                                      4,216         34,753         15,658        636,522

Cash and cash equivalents at beginning of period            500          4,716          4,716         39,469
                                                    -----------    -----------    -----------    -----------
Cash and cash equivalents at end of period          $     4,716    $    39,469    $    20,374    $   675,991
                                                    ===========    ===========    ===========    ===========


SUPPLEMENTAL DISCLOSURE OF INTEREST PAID            $     2,969    $     3,077    $     2,110    $    14,480


See accompanying notes.

                                  ZymeTx, Inc.
                         (A Development Stage Company)


                         Notes to Financial Statements

                                 June 30, 1996
  (Information for the nine months ended March 31, 1996 and 1997 is unaudited)


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

ZymeTx, Inc. ("the Company"), a Delaware corporation, was formed February 24, 1994. The Company had no significant operations from formation through June 30, 1994. The Company is a development stage biomedical company engaged in research and development relating to medical diagnostic and therapeutic products. The Company currently has a 510(k) application in process with the Food and Drug Administration ("FDA") for approval to sell and distribute its ViraZyme(R) influenza diagnostic product. Approval of its application is not assured and sales of its products are contingent upon such approval.

The Company anticipates working on a number of long-term development projects which will involve experimental and unproven technology. The projects may require many years and substantial expenditures to complete, and may ultimately be unsuccessful. Therefore, the Company will need to obtain additional funds from outside sources to continue its research and development activities, fund operating expenses, pursue regulatory approvals and establish production, sales and marketing capabilities, as necessary. Management believes it has sufficient capital to achieve planned business objectives including supporting preclinical development and clinical testing, through at least 1998. For periods thereafter, the Company intends to raise additional capital through the issuance of equity securities to existing or new investors or through alliances with corporate partners. If adequate funds are not available, the Company may be required to delay, reduce the scope of, or eliminate one or more of its development programs or obtain funds through collaborative arrangements with others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to develop or commercialize itself.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash and highly liquid debt investments with maturities of 90 days or less when purchased.

                                  ZymeTx, Inc.
                         (A Development Stage Company)


                   Notes to Financial Statements (continued)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

MARKETABLE SECURITIES

Based on the nature of the assets held by the Company and management's investment strategy, the Company's investments in marketable securities have been classified as available-for-sale. Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. At March 31, 1997, the securities mature within one year and the estimated fair value of such investments approximates cost.

INVENTORY

Inventories are carried at the lower of cost (first-in, first-out) or market.

DEPRECIATION AND AMORTIZATION

Depreciation of property and equipment is computed using the straight-line method over three to seven years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the remaining lease term.

PROPRIETARY TECHNOLOGY AND OTHER INTANGIBLES

Amortization of proprietary technology and other intangibles acquired is computed using the straight-line method over periods of between five and ten years. Accumulated amoritization amounted to $14,852 as of March 31, 1997.

DEFERRED OFFERING COSTS

Specific incremental costs directly attributable to a private placement of preferred stock (the "1996 Private Placement") were deferred at June 30, 1996 and were charged against the gross proceeds of the 1996 Private Placement when closed in July 1996.

STOCK COMPENSATION

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its stock options. Under APB 25, because the exercise price of the Company's employee stock options is not less than the estimated fair value of the underlying stock on the date of grant, no compensation is recorded.

CONCENTRATION OF CREDIT RISK

The Company invests its excess cash in debt instruments of the U.S. Government and its agencies, institutions and other short-term investments with strong credit ratings. The Company has established guidelines relative to diversification and maturities that maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates. The Company has not experienced any realized losses on its marketable securities.

                                  ZymeTx, Inc.
                         (A Development Stage Company)

                   Notes to Financial Statements (continued)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the balance sheets for fixed-rate notes payable approximates their fair value.

NET LOSS PER SHARE

Except as noted below, historical net loss per share is computed using the weighted average number of common shares outstanding. Common equivalent shares from stock options, convertible preferred stock and warrants are excluded from the computation as their effect is antidilutive, except that, pursuant to the Securities and Exchange Commission ("SEC") Staff Accounting Bulletins, common and common equivalent shares issued during the period beginning 12 months prior to the initial filing of the proposed public offering at prices substantially below the assumed public offering price ("Cheap Stock") have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the assumed public offering price for stock options and warrants and the if-converted method for convertible preferred stock).

Supplemental net loss per share is computed as noted above except that it also includes the common stock equivalent shares related to convertible preferred stock which will automatically convert to common stock in connection with the closing of an initial public offering.

                                  ZymeTx, Inc.
                         (A Development Stage Company)

                   Notes to Financial Statements (continued)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share," which is required to be adopted by the Company in the reporting period ending December 31, 1997. At that time, the Company will be required to change the method currently used to compute net loss per share. Under the new requirements for calculating basic earnings per share, the effect of stock options will be excluded. The Company has determined the impact of SFAS 128 on the calculation of net loss per share, exclusive of the Cheap Stock rules of the SEC, would not be material.

Historical net loss per share information is as follows:

                                                                                      NINE MONTHS ENDED
                                                      YEAR ENDED JUNE 30,                 MARCH 31,
                                                      ---------------------------------------------------
                                                      1995           1996            1996            1997
                                                      ----           ----            ----            ----
 Net loss per common share                           $(.11)         $(8.50)        $(3.92)         $(2.19)
 Weighted average common shares
  outstanding                                       43,500          43,500         43,500         905,765

INTERIM FINANCIAL INFORMATION

The financial information at March 31, 1997 and for the nine months ended March 31, 1996 and 1997 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and of the operating results and cash flows for those periods. Results of the 1997 period are not necessarily indicative of results expected for the entire year.

2. PROPERTY, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS

Property, equipment and leasehold improvements, stated at cost, are summarized as follows:

                                                                           JUNE 30,        MARCH 31,
                                                                            1996             1997
                                                                           -------         --------
Laboratory equipment                                                       $43,157        $  98,500
Manufacturing equipment                                                         -           200,100
Computer equipment                                                           2,846           22,621
Office furniture, equipment and leasehold improvements                       4,444           43,135
                                                                           -------         --------
                                                                            50,447          364,356
Less accumulated depreciation and amortization                             (17,697)         (37,247)
                                                                           -------         --------
                                                                           $32,750         $327,109
                                                                           =======         ========

                                  ZymeTx, Inc.
                         (A Development Stage Company)

                   Notes to Financial Statements (continued)

3. LEASE COMMITMENTS

In January 1997, the Company consolidated substantially all of its operations, research, marketing and administrative functions into newly constructed facilities leased from a stockholder of the Company. The Company's ten-year lease on these facilities currently covers approximately 10,000 square feet with options available on additional space. The lease provides for no rent payable the first two years and a fixed rate thereafter for the remaining eight years. The Company is recognizing the total facility lease payments on a straight-line method over the entire term of the lease agreement. Accordingly, as of March 31, 1997, the Company has accrued a deferred lease rental liability of $29,508. As additional consideration for the lease, this stockholder received warrants to purchase 20,000 shares of Common Stock at an exercise price of $3.20 per share to which the Company attributed no value. These lease warrants expire on January 1, 2002. The Company has granted the lessor a security interest in all equipment, inventory fixtures, furniture and other property now owned or hereafter acquired by the Company which is located on the leased premises.

Rental expense related to the facilities for lease during the nine months ended March 31, 1997 approximated $29,508 (none in 1996). Prior to January 1, 1997, the Company operated using a minimal amount of administrative space provided rent free by one of its stockholders.

Future minimum lease commitments as of March 31, 1997 (unaudited) are as follows:

        Year ended June 30:
           1997                                                    $   29,508
           1998                                                       118,032
           1999                                                       118,032
           2000                                                       118,032
           2001                                                       118,032
        Thereafter (laboratory and office space to 2007)              668,856
                                                                   ----------
        Total minimum lease payments                               $1,170,492
                                                                   ==========

4. RELATED PARTY TRANSACTIONS

Since January 1, 1996, the Company has performed scientific and product development activities relating to the ViraZyme(R) technology; however, Oklahoma Medical Research Foundation ("OMRF"), a stockholder, has provided, on a marginal cost basis, significant support and collaborative resources permitting the Company to access state-of-the-art facilities, equipment, services and personnel. For the year ended June 30, 1996 and the nine months ended March 31, 1997, OMRF charged the Company $306,566 and $670,687, respectively (none in 1995), related to such arrangement. Substantially all of such costs have been charged to research and development or general and administrative expense in the accompanying statements of operations. This operational arrangement has permitted the Company to handle purchasing, equipment services, and other non-technology related needs without significant staffing increases and thereby apply more of the Company's resources to technology and market development. This operational arrangement will continue until 1999.

                                  ZymeTx, Inc.
                         (A Development Stage Company)

                   Notes to Financial Statements (continued)

4. RELATED PARTY TRANSACTIONS (CONTINUED)

In January 1996, the Company and three stockholders entered into a bridge loan agreement under which the stockholders made loans to the Company of $350,500 to be used to fund operations in exchange for 8% unsecured notes (the "Notes") and warrants to purchase 87,625 shares of the Company's Common Stock at $3.20 per share. The Notes required repayment of principal and accrued but unpaid interest at the earlier of the successful completion of the 1996 Private Placement or twenty-four months from execution. In July 1996, the Company repaid $271,521 of the outstanding notes and accrued interest and retired $87,500 of the Notes with the issuance of 109,375 shares of Series A Preferred Stock.

Effective July 1996, the Company entered into a license agreement (the "License Agreement") with OMRF, a stockholder, whereby the Company was granted an exclusive, perpetual, worldwide license covering all the patents which comprise the ViraZyme(R) technology. The License Agreement grants the Company the right to manufacture, use, and sell products made under the patent rights. In exchange for the License Agreement, the Company paid OMRF $825,000, executed a note payable (the "Note") in the principal amount of $425,000 (valued at $210,918), issued 156,250 shares of Series B Preferred Stock (valued at $.80 per share aggregating $125,000), issued 126,068 shares of common stock (valued at the then existing par value of $.004 per share aggregating $504), granted the stockholder a 2% royalty on net sales of products derived from the intellectual property conveyed with the License Agreement and issued a warrant to purchase 5,667 shares of common stock at $3.20 per share (to which the Company attributed no value). The aggregate value assigned to this transaction amounted to $1,161,422 which was allocated as follows: inventory - $66,288; developed technology and assembled workforce - $136,629; and technology in the research and development stage - $958,505. The Company, under the terms of the License Agreement, has also agreed to assume responsibility to pay a third party a royalty of 4% of the revenues derived by the Company from sales of diagnostic products utilizing specific collaboration intellectual property, as defined. The Note bears no interest for the first twenty-four months following issuance and interest at an 8% rate per annum thereafter, requires quarterly interest only payments beginning in May 1998 and requires quarterly interest and $25,000 principal payments beginning in May 1999 until paid in full. This Note was discounted at issuance from its face amount of $425,000 to $210,918 assuming a market rate of interest of 20% per annum. Imputed interest for the nine-month period ended March 31, 1997 included in the accompanying statement of operations aggregated $37,910.

In July 1996, OMRF purchased 406,250 shares of the Company's Series A Preferred Stock in the 1996 Private Placement.

The Company leases certain facilities from a stockholder, as discussed in Note
3. The Company recognized rent expense totaling $29,508 for the nine months ended March 31, 1997 related to its facilities which are leased from this stockholder.

In management's opinion, these license and lease transactions were conducted on no less favorable terms than those which could have been obtained from unrelated third parties.

                                  ZymeTx, Inc.
                         (A Development Stage Company)

                   Notes to Financial Statements (continued)

5. REDEEMABLE PREFERRED STOCK, NONREDEEMABLE PREFERRED STOCK AND COMMON STOCK

CAPITAL STOCK

As of June 30, 1996 and March 31, 1997, the Company was authorized to issue 16,500,000 shares of Common Stock, $.001 par value (the "Common Stock") and 10,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). The Preferred Stock may be issued in one or more series, with such voting powers, designations, preference, rights qualifications, limitations and restrictions as shall be set forth in a resolution of the Company's Board of Directors providing for the issue thereof. In May 1996, the Company restated its Certificate of Incorporation increasing the number of authorized shares of Common Stock from 2,000,000 shares to 16,500,000 shares. Simultaneously, it consummated a reverse split, 1 for .87, of its Common Stock thereby reducing the then outstanding common shares from 200,000 shares to 173,999 shares. In July 1997, the Company filed restated Articles of Incorporation to effect a one-for-four reverse split of its Common Stock, Common Stock options and warrants. In July 1997, the stockholders also approved (i) an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of Common Stock from 16,500,000 shares to 30,000,000 shares and increasing the number of authorized shares of Preferred Stock from 10,000,000 shares to 12,000,000 shares, (ii) an adjustment to the rate of conversion of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock to reflect the one-for-four reverse stock split, and (iii) the establishment and designation of 1,750,000 shares of Series C Preferred Stock. All historical financial information included in the accompanying financial statements has been adjusted retroactively to give effect to the reverse stock splits.

COMMON STOCK

In February 1994, the Company issued 43,500 shares of Common Stock for $2,000 in connection with the Company's formation.

In July 1996, the Company issued 750,000 shares of Common Stock for $3,000 in connection with a recapitalization and, as discussed in Note 4, the Company issued 126,068 shares of Common Stock as partial consideration for the License Agreement.

PREFERRED STOCK

At March 31, 1997, the Company has designated and issued Series A and Series B Preferred Stock, both of which are subject to antidilution adjustments.

The Series A Convertible Preferred Stock ("Series A"), of which 6,318,125 shares are issued and outstanding as of March 31, 1997, were issued in connection with the 1996 Private Placement which commenced in May 1996 with numerous closings in July 1996 through November 1996. Proceeds to the Company from such 1996 Private Placement aggregated approximately $4.4 million, net of offering expenses. Each share of the Series A is convertible, at any time at the option of the holder, into .25 shares of Common Stock and will automatically convert into .25 shares of Common Stock at the consummation of an initial public offering, as defined, as well as upon certain other events. The Series A has no specified dividend rate, entitles the holder to a number of votes equal to the number of shares of Common Stock into which the Series A is convertible, is not redeemable and has a liquidation preference of $.80 per share (an aggregate of $5,054,500 as of March 31, 1997). In connection with this transaction, the Company issued warrants to the 1996 Private Placement agent to purchase 236,930 shares of the Company's Common Stock at $3.20 per share.

                                  ZymeTx, Inc.
                         (A Development Stage Company)

                   Notes to Financial Statements (continued)

5. REDEEMABLE PREFERRED STOCK, NONREDEEMABLE PREFERRED STOCK AND COMMON STOCK (CONTINUED)

The Series B Convertible Preferred Stock ("Series B"), of which 156,250 shares are issued and outstanding as of March 31, 1997, were issued as partial consideration for the License Agreement. The Series B is mandatorily redeemable by the Company not later than 120 days following each fiscal year at the rate of $3.20 for each share equal to the quotient of 20% of free cash flow divided by $3.20 for purposes of determining the number of shares to be redeemed. Free cash flow is defined as net income before interest, taxes and depreciation, less debt service. Each share of Series B is convertible at any time at the option of the holder into .25 shares of Common Stock, will automatically convert into shares of Common Stock at the consummation of an initial public offering, as defined, shall be entitled to cumulative annual dividends at the rate of $.06 per share per annum and entitles the holder to a number of votes equal to the number of shares of Common Stock into which the Series B is convertible. Dividends in arrears as of March 31, 1997 related to the Series B aggregated $6,267. The liquidation preference of the Series B of $3.20 per share as of March 31, 1997, exclusive of dividends in arrears, aggregates $500,000.

The Series C Convertible Preferred Stock ("Series C") is convertible at any time at the option of holder into one share of Common Stock, subject to antidilution adjustments and will automatically convert into shares of Common Stock at the consummation of an initial public offering, as defined, as well as upon certain other events. The Series C has no specified dividend rate, entitles the holder to a number of votes equal to the number of shares of Common Stock into which the Series C is convertible and has a liquidation preference equal to the greater of $4.00 per share, or such amount per share as would have been payable had each such share been converted to Common Stock immediately prior to such liquidation (Note 8).

Under certain registration rights granted to investors in private placements of securities in 1996 and 1997, the Company must register certain shares of Common Stock within specified time periods following the closing of an initial public offering. If the Company fails to register such shares as required, the Company must repurchase the shares at fair market value. If the Company fails to repurchase the shares, such stockholders have the right to elect a majority of the Board of Directors.

WARRANTS

At March 31, 1997, there were warrants outstanding for the purchase of an aggregate of 350,222 shares of the Company's common stock exercisable at $3.20 per share which expire from January 1998 through November 2003 (Notes 3 and 4).

6. STOCK OPTION PLANS

The Company has adopted stock option plans for employees, the ZymeTx, Inc. Stock Option Plan (the "Employees' Plan") as well as for non-employees, the ZymeTx, Inc. Director Stock Option Plan (the "Directors' Plan") (collectively, the "Plans"). As of March 31, 1997, there are 450,000 shares of common stock available for issuance under both the Employees' Plan and the Directors' Plan. There are two forms of options: options intended to qualify as incentive stock options ("ISO Options") under the Employees' Plan and the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified options under the Directors' Plan (the "Nonqualified Options"). In July 1997, the stockholders approved increasing the number of shares of the Company's Common Stock reserved for issuance under the Plans to 618,750.

                                  ZymeTx, Inc.
                         (A Development Stage Company)

                   Notes to Financial Statements (continued)

6.  STOCK OPTION PLANS (CONTINUED)

In January 1997, the Company issued options to employees and directors covering 300,000 shares and 100,000 shares, respectively, of common stock exercisable at the then estimated fair market value of $1.00 per share. Considering the nature of the preferred stock already issued, the vesting requirements of the options and the recent sales of the common stock of the Company, the Company estimated that the adjusted fair value of the common stock at the date of grant of these options did not exceed the exercise price of the options.

Activity in the Company's Employees' Plan during the nine months ended March 31, 1997 (unaudited) is as follows:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                                         EXERCISE
                                                            SHARES        PRICE
                                                           ---------   -----------
   Outstanding options at beginning of period                   --     $    --
   Granted                                                   300,000        1.00
   Exercised                                                    --          --
   Surrendered, forfeited or expired                            --          --
                                                           ---------
   Outstanding options at end of period                      300,000        1.00
                                                           =========

   Exercisable at end of period                               89,375        1.00
                                                           =========
   Weighted average fair value of options
      granted during period                                $     .32

Outstanding options at March 31, 1997 had a weighted average remaining contractual life of 9.75 years.

                                  ZymeTx, Inc.
                         (A Development Stage Company)

                   Notes to Financial Statements (continued)

6.  STOCK OPTION PLANS (CONTINUED)

Activity in the Company's Directors' Plan during the nine months ended March 31, 1997 (unaudited) is as follows:

                                                                          WEIGHTED
                                                                          AVERAGE
                                                                          EXERCISE
                                                              SHARES       PRICE
                                                             ---------   -----------
      Outstanding options at beginning of period                  --     $    --
      Granted                                                  100,000        1.00
      Exercised                                                   --          --
      Surrendered, forfeited or expired                           --          --
                                                             ---------
      Outstanding options at end of period                     100,000        1.00
                                                             =========


      Exercisable at end of period                              25,000        1.00
                                                             =========

      Weighted average fair value of options granted
         during period                                       $     .32

Outstanding options at March 31, 1997 had a weighted average remaining contractual life of 9.75 years.

Had compensation cost for this plan been determined consistent with FASB Statement No. 123, the effect upon the Company's net loss and loss per share would not have been material.

7. INCOME TAXES

As of June 30, 1996, the Company had a federal net operating loss carryforward of approximately $374,382. The net operating loss carryforward will expire from 2010 through 2011, if not utilized. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "ownership change" provisions of the Internal Revenue Code of 1986 (Note 8).

Because of the Company's lack of earnings history, the net deferred tax asset comprised of its net operating loss carryforward has been fully offset by a valuation allowance. The valuation allowance increased by $369,861 in 1996.

                                  ZymeTx, Inc.
                         (A Development Stage Company)

                    Notes to Financial Statements (continued)

8. PRIVATE PLACEMENT AND INITIAL PUBLIC OFFERING

In June 1997, the Board of Directors authorized management of the Company to initiate a private placement of up to 1,750,000 shares of Series C Preferred Stock at a price of $4.00 per share. On August 7, 1997, the Company closed this private placement, selling 1,437,500 shares which, net of costs and expenses, yielded net proceeds of approximately $4,925,000.

In July 1997, the Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission offering shares of its Common Stock to the public. If the offering is consummated, all of the Series A, Series B and Series C Preferred Stock outstanding will automatically convert into shares of Common Stock upon the closing of the offering.

                              (Inside back cover)


           [Graphic depicting the four steps involved in the ZstatFlu specimen collection and testing procedure]

================================================================================

     No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this Offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates or an offer, to, or a solicitation of, any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                       ------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Dividend Policy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Dilution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
Pro Forma Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
Management's Discussion and Analysis of Financial
   Condition and Results of Operations  . . . . . . . . . . . . . . . . . . . . 23
Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
Certain Relationships and Related Transactions  . . . . . . . . . . . . . . . . 46
Principal Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
Description of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
Shares Eligible for Future Sale . . . . . . . . . . . . . . . . . . . . . . . . 51
Underwriting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
Additional Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
Glossary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-1

                          -----------------------------

     Until                 , 1997 (25 days after the date of this Prospectus),
all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


================================================================================

================================================================================


                                2,300,000 SHARES



                                  ZYMETX, INC.


                                     [LOGO]


                                   _________


                                   PROSPECTUS

                                   _________





                                  CAPITAL WEST
                                SECURITIES, INC.

                        MILLENNIUM FINANCIAL GROUP, INC.

                             COMVEST PARTNERS, INC.





                               ____________, 1997

================================================================================

                                  ZYMETX, INC.
                      REGISTRATION STATEMENT ON FORM SB-2

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       The General Corporation Law of the State of Delaware grants every corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

       The Delaware statute also grants every corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believe to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

       The Delaware statute provides that to the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in the statute, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually incurred by him in connection therewith.

       Article Seven of the Company's Bylaws provides that the Registrant shall indemnify to the full extent permitted under the General Corporation Law of the State of Delaware any director, officer, employee, or agent of the Registrant.


       Article Nine of the Registrant's Certificate of Incorporation exculpates the directors of the Registrant from and against certain liabilities. Article Nine provides that a director of the Registrant shall have no personal liability to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for acts or omissions specified in Section 174 of the General Corporation Law of the State of Delaware regarding the unlawful payment of dividends and the unlawful purchase or redemption of the Registrant's stock, and (d) for any transaction from which the director derived an improper personal benefit.

       The Registrant has entered into indemnification agreements with each of its current directors which provide for the indemnification of and the advancement of expenses to such persons in instances where such persons are named in any suit resulting from their tenure as a director of the Registrant. The Registrant believes the limitation of liability provisions in the Certificate of Incorporation, Bylaws and, should they become applicable, the indemnification agreements, facilitate the Registrant's ability to continue to attract and retain qualified individuals to serve as directors of the Registrant. In addition, the Registrant intends to obtain directors' and officers' liability insurance.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All expenses of registration will be borne by the Company. All of the amounts shown are estimates, except the registration fee, and assume exercise of the underwriters' over-allotment option.

Securities and Exchange Commission registration fee . . . . . .    $    7,084.00
NASD fees . . . . . . . . . . . . . . . . . . . . . . . . . . .         2,545.00
Underwriters' non-accountable expense allowance . . . . . . . .       370,300.00
Blue Sky fees . . . . . . . . . . . . . . . . . . . . . . . . .         5,000.00
Legal fees and expenses . . . . . . . . . . . . . . . . . . . .       110,000.00
Accounting fees and expenses  . . . . . . . . . . . . . . . . .        75,000.00
Printing and engraving expenses . . . . . . . . . . . . . . . .        70,000.00
Nasdaq application fees . . . . . . . . . . . . . . . . . . . .        43,925.00
                                                                   -------------
TOTAL EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . .    $  683,854.00
                                                                   =============

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

       The following sets forth certain information regarding sales of securities of the Company issued within the past three years, which were not registered pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The following information has been adjusted to reflect the 1-for-4 split for all Common Stock effective July 17, 1997:

       On May 6, 1996, the Company issued 750,000 shares of Common Stock to ZymeTx Purchase Partners, a New York partnership, for a total purchase price of $3,000. Such shares were distributed to four transferees on December 20, 1996. Such issuance was effected pursuant to Section 4(2) of the Securities Act based on there being only one offeree, and the investor's access to information, sophistication and relationship to the Company.

       In November 1996 the Company completed a private placement (the "1996 Private Placement") of 6,318,125 shares of Series A Convertible Preferred Stock ("Series A Preferred"). The 1996 Private Placement was conducted in accordance with Rule 506 under Regulation D as promulgated under the Securities Act. The total offering proceeds were approximately $5.1 million, or $3.20 per share. There were 99 purchasers of Series A Preferred in such offering, all of whom were "accredited investors," as such term is defined under Regulation D. The Company paid $565,290 in cash to Spencer Trask Securities Incorporated ("Placement Agent"), for agent's fees and expense reimbursement in connection with such offering, and issued warrants to the Placement Agent to purchase 236,930 shares of Common Stock at a purchase price of $3.20 per share.

       On July 29, 1996, the Company issued 156,250 shares of Series B Preferred and License Warrants to purchase 5,667 shares of Common Stock at $3.20 per share to Oklahoma Medical Research Foundation in connection with the transactions contemplated by the Recapitalization Letter of Intent. Such issuances were effected pursuant to Section 4(2) of the Securities Act based on there being only one offeree, and the investor's access to information, sophistication and relationship to the Company.

        On July 29, 1996, the Company issued Bridge Warrants to OMRF, ZPP and Presbyterian Health Foundation, to purchase a total of 87,625 shares of Common stock at a purchase price of $3.20 per share. Such issuances were effected pursuant to Section 4(2) of the Securities Act, based on there being only three offerees and the investors' access to information, sophistication and relationship to the Company.

       On August 7, 1997, the Company completed a private placement (the "1997 Private Placement") of 1,437,500 shares of Series C Convertible Preferred Stock ("Series C Preferred"). The 1997 Private Placement was conducted in accordance with Regulation D. The total proceeds from such offering were $5,750,000. There were 181 purchasers in such offering, all of whom were "accredited investors," as such term is defined in Regulation D. The Company paid $690,000 in cash to the Placement Agent for agent's fees and expense reimbursement in connection with the 1997 Private Placement and issued to the Placement Agent warrants to purchase 215,625 shares of Common Stock at $4.00 per share.

        Since January 3, 1997, the Company has issued stock options under the Company's stock option plans to 12 persons to purchase an aggregate of 450,000 shares of Common Stock. Such options were granted and the exercise of such options will be made pursuant to Rule 701 promulgated under the Securities Act.

ITEM 27.  EXHIBITS.

           Exhibit
            Number   Name of Exhibit
           -------   ---------------
            * 1.1    Underwriting Agreement between the Company, Capital West Securities, Inc. and
                     Millennium Financial Group, Inc.

              3.1    Amended and Restated Certificate of Incorporation (filed electronically herewith).

              3.2    Amended and Restated Bylaws (filed electronically herewith).

              3.3    Amended and Restated Certificate of Designations and Certificate of Increase in
                     Designated Series of Preferred Stock of ZymeTx, Inc. (filed electronically herewith).

            * 4.1    Specimen Certificate of Common Stock.

            * 4.2    Form of Warrant Agreement between the Company and the Underwriters.

              4.3    ZymeTx, Inc. Stock Option Plan (filed electronically herewith)

              4.4    ZymeTx, Inc. Directors Stock Option Plan (filed electronically herewith).

            * 5.1    Opinion of Phillips McFall McCaffrey McVay & Murrah, P.C. as to the legality of the securities being registered.

             10.1    Recapitalization Letter of Intent (the "Recapitalization Letter of Intent") dated
                     December 22, 1995, by and among the Company, ZymeTx Purchase Partners ("ZPP"), ML
                     Oklahoma Venture Partners, L.P. ("MLOK"), Oklahoma Medical Research Foundation
                     ("OMRF"), and Presbyterian Health Foundation ("Presbyterian") (filed electronically herewith).

             10.2    Closing Memorandum in connection with the Recapitalization Letter of Intent (filed electronically herewith).
             10.3    Security Agreement dated January 26, 1996, by and among the Company, ZPP, OMRF and
                     Presbyterian (filed electronically herewith).

             10.4    Bridge Loan Agreement dated January 26, 1996, by and among the Company, ZPP, OMRF and Presbyterian (filed electronically herewith).

             10.5    Form of Common Stock Purchase Warrant issued in connection with Bridge Loan
                     Agreement (filed electronically herewith).

             10.6    Placement Agency Agreement dated May 22, 1996, by and between the Company and
                     Spencer Trask Securities, Incorporated ("Spencer Trask") (filed electronically herewith).
             10.7    Placement Agent Warrant Agreement dated July 29, 1996, by and between the Company and Spencer Trask (filed electronically herewith).

             10.8    License Agreement dated as of May 1, 1996, by and between the Company and OMRF
                     (filed electronically herewith).

             10.9    Promissory Note dated May 15, 1996, in the principal amount of $425,000, issued in favor of OMRF (filed electronically herewith).

             10.10   Common Stock Purchase Warrant dated May 15, 1996, granted to OMRF (filed electronically herewith).
             10.11   Employee Services Agreement dated July 24, 1996, by and between the Company and OMRF
                     (filed electronically herewith).

             10.12   Lock-Up Agreement dated July 29, 1996, by and among the Company, Spencer Trask and certain stockholders of the Company (filed electronically herewith).

             10.13   Right of First Refusal Agreement dated July 29, 1996, by and between the Company and
                     Spencer Trask (filed electronically herewith).

             10.14   Merger and Acquisition Agreement dated July 29, 1996, by and among the Company and
                     Spencer Trask (filed electronically herewith).

            *10.15   Executive Services Agreement dated July 1, 1997 by and between the Company and
                     Peter G. Livingston.

             10.16   Placement Agency Agreement dated July 2, 1997 by and between the Company and Spencer
                     Trask (filed electronically herewith).

            *10.17   Placement Agent Warrant Agreement dated August 5, 1997, by and between the Company and Spencer Trask.

            *10.18   Form of Lock-Up Agreement with Placement Agent.

            *10.19   Registration Rights Agreement dated July 29, 1996, by and among the Company and certain investors identified therein.

            *10.20   Registration Rights Agreement dated August 5, 1997, by and among the Company and certain investors identified therein.

            *10.21   Non-Competition Agreement between the Company and Craig D.
                     Shimasaki, Ph.D.

             11.1    Statement of Computation of Net Loss Per Share (filed electronically herewith).

             23.1    Consent of Ernst & Young LLP, Independent Auditors (filed electronically herewith).

             23.2    Consent of Phillips McFall McCaffrey McVay & Murrah, P.C. (filed electronically herewith).

             24      Power of Attorney (included on Signature Page filed herein).

             27      Financial Data Schedule (filed electronically herewith).


--------------------

* To be filed by amendment.

 ITEM 28.  UNDERTAKINGS.

       1.  The undersigned Registrant hereby undertakes:

        (a) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

        (b) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

        (c) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

              (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

              (iii) include any additional or changed material information on the plan of distribution.

        (d) That, for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination or end of the offering.

        2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       In accordance with the requirements of the Securities Act of 1933, as amended (the "Act") the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereon duly authorized in the City of Oklahoma City, State of Oklahoma, on August 13, 1997.



                            ZYMETX, INC.,
                            a Delaware corporation

                            By:     /s/ Peter G.  Livingston
                               -------------------------------------------------
                                   Peter G.  Livingston
                                   President and Chief Executive Officer


       Know all men by these presents, that each person whose signature appears below constitutes and appoints Peter G. Livingston and G. Carl Gibson as his true and lawful attorney-in-fact and agent, with full power of substitution, for him, and in his name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendment to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

                     SIGNATURE                                  TITLE                          DATE
                     ---------                                  -----                          ----
 /s/ Peter G. Livingston                            President; Chief Executive           August 13, 1997
 ------------------------------------------------   Officer; Director
 Peter G. Livingston
 Principal Executive Officer

 /s/ G. Carl Gibson                                 Controller; Treasurer                August 13, 1997
 ------------------------------------------------
 G. Carl Gibson
 Principal Financial and Accounting Officer

 /s/ William I. Bergman                             Director                             August 13, 1997
 -----------------------------------------------
 William I. Bergman

 /s/ William A. Hagstrom                            Director                             August 13, 1997
 ------------------------------------------------
 William A. Hagstrom

 /s/ J. Vernon Knight, M.D.                         Director                             August 13, 1997
 ------------------------------------------------
 J. Vernon Knight, M.D.

 /s/ David E. Rainbolt                              Director                             August 13, 1997
 ------------------------------------------------
 David E. Rainbolt

 /s/ Gilbert M. Schiff, M.D.                        Director                             August 13, 1997
 ------------------------------------------------
 Gilbert M. Schiff, M.D.

                               INDEX TO EXHIBITS



        Exhibit
         Number      Name of Exhibit
         ------      ---------------
            * 1.1    Underwriting Agreement between the Company, Capital West Securities, Inc. and
                     Millennium Financial Group, Inc.

              3.1    Amended and Restated Certificate of Incorporation (filed electronically herewith).

              3.2    Amended and Restated Bylaws (filed electronically herewith).

              3.3    Amended and Restated Certificate of Designations and Certificate of Increase in
                     Designated Series of Preferred Stock of Zymetx, Inc. (filed electronically herewith).

            * 4.1    Specimen Certificate of Common Stock.

            * 4.2    Form of Warrant Agreement between the Company and the Underwriters.

              4.3    ZymeTx, Inc. Stock Option Plan (filed electronically herewith)

              4.4    ZymeTx, Inc. Directors Stock Option Plan (filed electronically herewith).

            * 5.1    Opinion of Phillips McFall McCaffrey McVay & Murrah, P.C. as to the legality of the securities being registered.

             10.1    Recapitalization Letter of Intent (the "Recapitalization Letter of Intent") dated
                     December 22, 1995, by and among the Company, ZymeTx Purchase Partners ("ZPP"), ML
                     Oklahoma Venture Partners, L.P. ("MLOK"), Oklahoma Medical Research Foundation
                     ("OMRF"), and Presbyterian Health Foundation ("Presbyterian") (filed electronically herewith).

             10.2    Closing Memorandum in connection with the Recapitalization Letter of Intent (filed electronically herewith).

             10.3    Security Agreement dated January 26, 1996, by and among the Company, ZPP, OMRF and
                     Presbyterian (filed electronically herewith).

             10.4    Bridge Loan Agreement dated January 26, 1996, by and among the Company, ZPP, OMRF and Presbyterian (filed electronically herewith).

             10.5    Form of Common Stock Purchase Warrant issued in connection with Bridge Loan
                     Agreement (filed electronically herewith).

             10.6    Placement Agency Agreement dated May 22, 1996, by and between the Company and
                     Spencer Trask Securities, Incorporated ("Spencer Trask") (filed electronically herewith).

             10.7    Placement Agent Warrant Agreement dated July 29, 1996, by and between the Company and Spencer Trask (filed electronically herewith).

             10.8    License Agreement dated as of May 1, 1996, by and between the Company and OMRF
                     (filed electronically herewith).

             10.9    Promissory Note dated May 15, 1996, in the principal amount of $425,000, issued in favor of OMRF (filed electronically herewith).

             10.10   Common Stock Purchase Warrant dated May 15, 1996, granted to OMRF (filed electronically herewith).

             10.11   Employee Services Agreement dated July 24, 1996, by and between the Company and OMRF
                     (filed electronically herewith).

             10.12   Lock-Up Agreement dated July 29, 1996, by and among the Company, Spencer Trask and certain stockholders of the Company (filed electronically herewith).

             10.13   Right of First Refusal Agreement dated July 29, 1996, by and between the Company and
                     Spencer Trask (filed electronically herewith).

             10.14   Merger and Acquisition Agreement dated July 29, 1996, by and among the Company and
                     Spencer Trask (filed electronically herewith).

            *10.15   Executive Services Agreement dated July 1, 1997 by and between the Company and Peter G.
                     Livingston.

             10.16   Placement Agency Agreement dated July 2, 1997 by and between the Company and Spencer
                     Trask (filed electronically herewith).

            *10.17   Placement Agent Warrant Agreement dated August 5, 1997, by and between the Company and Spencer Trask.

            *10.18   Form of Lock-Up Agreement with Placement Agent.

            *10.19   Registration Rights Agreement dated July 29, 1996, by and among the Company and certain investors identified therein.

            *10.20   Registration Rights Agreement dated August 5, 1997, by and among the Company and certain investors identified therein.

            *10.21   Non-Competition Agreement between the Company and Craig D. Shimasaki, Ph.D.

             11.1    Statement of Computation of Net Loss Per Share (filed electronically herewith).

             23.1    Consent of Ernst & Young LLP, Independent Auditors (filed electronically herewith).

             23.2    Consent of Phillips McFall McCaffrey McVay & Murrah, P.C. (filed electronically herewith).

             24      Power of Attorney (included on Signature Page filed herein).

             27      Financial Data Schedule (filed electronically herewith).

--------------------

* To be filed by amendment.